EXHIBIT 10.42

AMENDED AND RESTATED SERIES EXHIBIT

TO

AMENDED AND RESTATED OPERATING AGREEMENT

OF

MUNIMAE TE BOND SUBSIDIARY, LLC

7.50% Series A Cumulative Preferred Shares Due 2049

This Amended and Restated Series Exhibit (this “Series Exhibit”) is attached to and made a part of the Amended and Restated Operating Agreement of MuniMae TE Bond Subsidiary, LLC, dated as of May 17, 1999 (as amended, restated, supplemented or otherwise modified from time to time, including by this Series Exhibit, the “Operating Agreement”), as though this Series Exhibit were fully set forth therein.

Unless otherwise defined herein, terms defined in this Operating Agreement and used herein have the meanings given to them in this Operating Agreement.

The Board of Directors shall have the express authority to issue Preferred Shares designated as 7.50% Series A Cumulative Preferred Shares Due 2049 (the “Series A Preferred Shares”), which shall have the terms and rights described below.

This Series Exhibit shall become effective as of June 30, 2009 (the “Amendment Effective Date”) and shall amend, restate, replace and supersede any prior series exhibit (together with any and all amendments thereto) relating to the Series A Preferred Shares previously in effect (each, a “Prior Series Exhibit”).

(1)           Definitions.  For purposes of this Series Exhibit, the following definitions will apply:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Aggregate Liquidation Preference of the Company's Preferred Equity Interests” shall mean the aggregate liquidation preference of all Preferred Equity Interests of the Company that will be outstanding after giving effect to the proposed issuance of new Preferred Equity Interests (and any redemption or repurchase of existing Preferred Equity Interests to be made with the proceeds thereof) in each case ranking equal or senior to the Series A Preferred Shares in the right to payment of distributions or amounts payable in liquidation.

“Amendment Effective Date” has the meaning ascribed thereto in the fourth introductory paragraph of this Series Exhibit.

“Business Day”  means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in the City of New York or Baltimore, Maryland are required  or authorized by law or other governmental action to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Net Income” means, with respect to any period, the net income of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding the net income of any Subsidiary to the extent that the declaration of distributions or similar distributions by that Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or the holders of its equity interests.

“Covered Bond” shall mean any bond transferred from Municipal Mortgage & Equity, LLC or its Subsidiaries to the Company or any of its Subsidiaries that was accompanied by an opinion of counsel to the effect that, based upon the assumptions and conditions contained in such opinions, such bond is “more likely than not” indebtedness for federal income tax purposes and interest on such bond is excludable from gross income.

“Covered Judgment” shall mean any final, unappealable decree or judgment to the effect that interest paid to the Company from any Covered Bond is includable in the gross income of the beneficial owners thereof, based upon the law in effect at the time of the original issuance of such Covered Bond.  For this purpose, a Covered Judgment also includes the Company’s decision, based upon the advice of counsel, to recognize taxable income in respect of a Covered Bond.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Equity Interests” in any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

“Event of Default” means any of the following events:

(2)         the failure to pay the Liquidation Preference on the Series A Preferred Shares, when such become due and payable, on June 30, 2049, upon redemption or otherwise;

(3)         the failure to pay distributions or redemptions on the Series A Preferred Shares as required by Sections iv. and v. of this Series Exhibit and as set forth in Schedule A hereto; and

(4)         a default in the observance or performance of any other covenant or agreement contained in this Series Exhibit, which default continues for a period in excess of that provided in Section xiv. of this Series Exhibit.

“Failed Remarketing” has the meaning ascribed thereto in Section x.(3) of this Series Exhibit.

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable as of the date of determination and which are consistently applied for all applicable periods.

“Incur” means, with respect to any Obligation, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Obligation or the recording, as required pursuant to GAAP or otherwise, of any such Obligation on the balance sheet of a Person (and “Incurrence” and “Incurred” have meanings correlative to the foregoing).

“Independent Director” means an individual director of the Company who has not been at any time during the preceding 5 years immediately before such individual’s appointment as Independent Director, is not at the time of the initial appointment and is not while serving as Independent Director, an employee, Affiliate, or any family member of an employee or Affiliate of the Company or Municipal Mortgage & Equity, LLC or its Affiliates.

“Intercompany Contribution Agreement” shall mean the Intercompany Contribution Agreement dated as of May 17, 1999 between the Company and Municipal Mortgage & Equity, LLC.

“Investment” means, with respect to any Person, (i) all investments by such Person in any other Person in the form of any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution (by means of transfers of cash or other property, or investments to others, payments for property or services for the account or use of others, the execution of an interest rate swap, put agreement or other similar notional principal contract or otherwise); (ii) any purchase or other acquisitions of capital stock, bonds, notes, debentures, residual investments, subordinate investments or other securities or evidences of indebtedness issued by any other Person; and (iii) all other items that would be classified as an asset on a balance sheet of such Person prepared in accordance with GAAP.  For purposes of the foregoing, the substitution of an Investment for another Investment shall be deemed an Investment as of such date.

“Investment Value” means (without duplication) the aggregate value in U.S. dollars of the cash and Investments of the Company and its Subsidiaries. For purposes of determining the Investment Value, the following principles shall be applied:  (i) unless otherwise indicated, all amounts and values shall be determined in accordance with GAAP and will be based upon the amount thereof reflected on the financial statements of the Company and its Subsidiaries for the quarter end immediately preceding the determination date (except that, if the latest quarterly financial statement is not available, the financial statement for the prior quarter end may be used); (ii) all Investments acquired since the date of such quarterly financial statements shall be valued at the purchase price therefor; (iii) the amount of all Senior Investment Interests owned by the Company or one of its Subsidiaries purchased since the date of such quarterly financial statements shall be the face or par value thereof;  and (iv) the value of each Investment shall be further adjusted by (A) adding the cost of all additions thereto and (B) subtracting the amount of any portion of such Investment repaid to the Company or a Subsidiary of the Company in cash as repayment of principal or a return of capital, as the case may be, from the end of the previous fiscal quarter or date of acquisition, as appropriate, through the determination date.

“IRS” means the Internal Revenue Service.

“Junior Equity Interests” means all classes of common stock and each other class of Equity Interests or series of Preferred Equity Interests established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks equal or senior to the Series A Preferred Shares in the right to the payment of distributions or amounts payable in liquidation.

“Leverage Ratio” means, as of any determination date, the ratio of (A) the then-outstanding Obligations to (B) (without duplication) the sum of (i) the Proportionate Amount (as defined herein) of the outstanding par amount of any Unsecured Senior Investment Interests not otherwise included, directly or indirectly, in the Investment Value plus (ii) the outstanding par amount of any Secured Senior Investment Interests not otherwise included, directly or indirectly, on account of the inclusion in Investment Value of the underlying bonds or otherwise , provided that the Company or one of its Subsidiaries owns all of the related Subordinated Investments plus (iii) the Investment Value.  The Leverage Ratio shall be calculated taking into account any Obligations and Senior Investment Interests created, purchased or generated by the transactions giving rise to the need to calculate the Leverage Ratio.

“Liquidation Preference” has the meaning ascribed thereto in Section vi.(1) of this Series Exhibit.

“Mandatory Remarketing Date” has the meaning ascribed thereto in Section x.(1) of this Series Exhibit.

“MMD Rate” has the meaning ascribed thereto in Section x.(3) of this Series Exhibit.

“Non-tender Notice” has the meaning ascribed thereto in Section x.(2) of this Series Exhibit.

“Obligation” means (without duplication), whether recourse is to all or a portion of the assets of a Person and whether or not contingent,

(i)           every obligation of a Person for money borrowed;

(ii)          every obligation of a Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

(iii)         every Reimbursement Obligation of a Person,

(iv)         every obligation of a Person issued or assumed as the deferred purchase price of property or services (excluding accrued payables and liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(v)          the obligations of a Person under any lease that is required to be classified and accounted for as capital lease obligations under GAAP;

(vi)         the Proportionate Amount of any Unsecured Senior Investment Interests;

(vii)        any Secured Senior Investment Interests not owned by the Company or one of its Subsidiaries that are attributable to Subordinated Investments owned by the Company or one of its Subsidiaries;

(viii)       every obligation of the type referred to in clauses (i) through (vii) above of another Person, and all distributions of another Person, the payment of which the Company or one of its Subsidiaries has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise;

(ix)          the outstanding amount of any Preferred Equity Interests issued by a Subsidiary of the Company (other than the face or par amount of such interests owned by the Company or its other Subsidiaries); and

(x)           any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in the preceding clauses (i) through (ix) above.

At such time as the value of any Reimbursement Obligation or portion thereof related to any Secured Senior Investment Interests no longer is reflected in the Investment Value of the related Subordinated Investments, whether because the Company and its Subsidiaries have disposed of such Subordinated Investments or otherwise, such Reimbursement Obligation or portion thereof not theretofore treated as an Obligation shall be treated as an Obligation Incurred on such date. The amount of all outstanding Obligations shall be the face or par amount thereof;  however, (i) in the case of a Reimbursement Obligation Incurred in connection with the issuance of Senior Investment Interests with respect to which the Company or its Subsidiaries owns 100% of the related Subordinated Investments, the amount of outstanding Obligations related thereto (including any Reimbursement Obligations), shall be the excess, if any, of the face or par amount of the Senior Investment Interests in such securitization over the value, as of the determination date, of the underlying assets in the securitization vehicle, and (ii) the value of any Preferred Equity Interests issued by a Subsidiary of the Company shall be the liquidation preference thereof.

“Operating Agreement” has the meaning ascribed thereto in the first introductory paragraph of this Series Exhibit.

“Partial Redemption Date” has the meaning ascribed thereto in Section v.(1) of this Series Exhibit.

“Permitted Affiliate Transactions” means (i) the payment of reasonable fees and compensation to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Board of Directors of the Company or such Subsidiary, as the case may be; and (ii) transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among its Subsidiaries, provided such transactions are not otherwise prohibited by this Operating Agreement.

“Permitted Investment” means:

(i)           any Obligation issued by or on behalf of any state of the United States of America or any political subdivision or agency thereof (whether or not backed by the full faith and credit of the government issuer);

(ii)          any Obligation of any state of the United States of America or any political subdivision thereof for the payment of the principal or redemption price of and interest on which there shall have been irrevocably deposited direct obligations of, or obligations the timely payment of the principal of and the interest on which are unconditionally guaranteed by, the United States of America (including, without limitation, obligations of the Resolution Trust Corporation), maturing as to principal and interest at times and in amounts sufficient to provide such payment;

(iii)         shares in regulated investment companies (as such term is used in the Code) whose stated objective is to produce only income that is tax-exempt income;

(iv)         any Senior Investment Interest in an Investment described in clauses (i) and (ii) above;

(v)          any Subordinated Investment in an Investment described in clauses (i) and (ii) above; and

(vi)         any Investment by the Company or a wholly-owned Subsidiary of the Company in a Person that is or will become immediately after such Investment a wholly-owned Subsidiary of the Company or such wholly-owned Subsidiary or that will merge or consolidate into the Company or a wholly-owned Subsidiary of the Company provided that such Person invests only in Permitted Investments described in clauses (i) through (v) above;

provided, however, (except with respect to Investments acquired by the Company on or before May 17, 1999), that the Company, one of its Subsidiaries or the original purchaser, as the case may be, shall have been provided an opinion or opinions of nationally recognized bond counsel to the effect that, as of the date of original issuance of the Investment, with respect to each Permitted Investment described in clauses (i), (ii), (iv) and (v) above that the interest or distributions on such Investment is excludable from gross income for federal income tax purposes and with respect to each Investment described in clauses (iii) - (v) that the tax-exempt nature of the income on the underlying tax-exempt bonds will be passed through to the Company; provided further, that in the case of an opinion rendered to the original purchaser of the Investment, the Company will use its best efforts to obtain a representation from the seller that it is not aware of any IRS audit or other change that could adversely affect the conclusions of such opinion; and, provided further, that none of these opinions may be qualified with respect to whether the Investment (or the underlying Investment in the case of a pass-through entity) represents indebtedness for federal income tax purposes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Equity Interests” in any Person means an Equity Interest (including redeemable preferred securities) of any class or classes which is preferred as to the payment of distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Prior Series Exhibit” has the meaning ascribed thereto in the fourth introductory paragraph of this Series Exhibit.

“Proportionate Amount” of any Unsecured Senior Investment Interest is that portion of the principal amount of the Unsecured Senior Investment Interests issued in a securitization transaction obtained by multiplying such aggregate par amount of Unsecured Senior Investment Interests by a fraction the numerator of which is the par amount of Subordinated Investments issued in such securitization transaction that are owned by the Company or a Subsidiary of the Company and the denominator of which is the par amount of such Subordinated Investments issued in that securitization transaction.

“Reimbursement Obligation” means the Obligation of a Person for the reimbursement of or a provision of collateral or security for any obligor on any letter of credit, liquidity facility, standby purchase agreement, bankers’ acceptance or other similar facilities.

“Remarketing Agent” means the remarketing agent selected from time to time by the Company to remarket the Series A Preferred Shares as provided in this Series Exhibit.

“Remarketing Date” has the meaning ascribed thereto in Section x.(1) of this Series Exhibit.

“Reset Period” has the meaning ascribed thereto in Section x.(1) of this Series Exhibit.

“Restricted Payment” means any direct or indirect (a) declaration or payment of any distribution in respect of any Junior Equity Interest (other than, in the case of a Subsidiary, to the Company); or (b) redemption of any Junior Equity Interest; provided, however, that distributions of distributable cash flow shall not be Restricted Payments.  For purposes of the foregoing, “distributable cash flow” means, with respect to any period, Consolidated Net Income for such period, plus depreciation, amortization and any other non-cash items for such period (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of, or a reserve for, cash charges for any future period or amortization of cash income received in a period) of the Company and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income less all non-cash income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period or amortization of cash income received in a period).  Notwithstanding the foregoing, the depreciation and amortization and other non-cash charges of a Subsidiary of the Company shall be added to Consolidated Net Income to compute distributable cash flow only to the same extent that such Subsidiary could have paid such amount at the date of determination as a distribution or similar distribution to the Company by such Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or the holders of its Equity Interests.

“Secured Senior Investment Interests” means any Senior Investment Interests that are not Unsecured Senior Investment Interests and with respect to which the Company or one of its Subsidiaries has a Reimbursement Obligation.

“Securities Act” has the meaning ascribed thereto in Section xi.(1) of this Series Exhibit.

“Senior Investment Interests” means (i) the senior certificates of participation, custodial receipts, partnership interests, or other similar interests, whether floating or fixed rate, that were or are issued as part of a securitization transaction in which (x) an underlying asset is deposited into a custodial arrangement, trust, partnership or other pass-through entity (including, without limitation, a “tax-exempt municipal investment conduit” if and when such a conduit is permitted), and (y) payments on Subordinated Investments issued as part of the securitization transaction will only be made to the extent of cash flow available after the payment of amounts owing to the Senior Investment Interests; and (ii) any other Investment, whether or not held by the Company or a Subsidiary of the Company, which is senior in right of payment to an Investment held by the Company or one of its Subsidiaries.

“Series A Preferred Shares” has the meaning ascribed thereto in the third introductory paragraph of this Series Exhibit.

“Series Exhibit” has the meaning ascribed thereto in the first introductory paragraph of this Series Exhibit.

“Subordinated Investment” means any Investment held, directly or indirectly, by the Company or one of its Subsidiaries that is subordinated in right of payment to the prior payment in full of a Senior Investment Interest, whether or not such Senior Investment Interest is held by the Company or any of its Subsidiaries.

“Subsidiary,” with respect to any Person, means (i) any other Person of which outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Surviving Person” has the meaning ascribed thereto in Section xii.(4) of this Series Exhibit.

“Transfer Agent” shall mean Registrar and Transfer Company.

“Unsecured Senior Investment Interests” means any Senior Investment Interests (i) with respect to which neither the Company nor any of its Subsidiaries has a Reimbursement Obligation with respect to the securitization transaction creating such Unsecured Senior Investment Interests and (ii) the Company or a Subsidiary of the Company acquires and holds, directly or indirectly, all or a portion of the related Subordinated Investments.

(5)          Number of Shares Constituting the Series.  The number of shares that shall constitute such series shall not be more than 42 shares, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

(6)          Rank.  The Series A Preferred Shares will rank, with respect to payment of distributions and rights upon liquidation, dissolution or winding up of the Company, (i) senior to all classes or series of Common Shares and all Equity Interests issued by the Company ranking junior to the Series A Preferred Shares; (ii) on a parity with all Equity Interests issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares; and (iii) junior to all debt securities and all Equity Interests issued by the Company the terms of which specifically provide that such Equity Interests rank senior to the Series A Preferred Shares.  The Company will not pay distributions on the Common Shares or any other security ranking junior to the Series A Preferred Shares unless it has paid all accrued distributions on the Series A Preferred Shares;  provided, however that the Company may pay distributions on the Common Shares in a quarter if the accrued distributions on the Series A Preferred Shares for all prior quarters have been paid and distributions for that quarter have been set aside for payment.

(7)          Distribution Rights.

The Company shall pay distributions on the Series A Preferred Shares when declared by the Board of Directors.  Accrued distributions are payable only out of net income (defined herein) for the taxable year of the distribution, except in the case of the January 31 distribution, which shall be payable to the extent of net income in the immediately preceding taxable year.  Distributions are cumulative and accrued distributions not paid in respect of any tax year as a result of the net income limitation will be payable in future tax years if and to the extent of net income.  For this purpose, net income is defined as the Company’s taxable income, as determined in accordance with the Code, plus any income that is exempt from federal taxation, but excluding Sale Gain.

In addition to the restrictions set out in Section iii hereof, no distributions will be paid on any security ranking junior to the Series A Preferred Shares until all accrued but unpaid distributions are paid or, in the case of the next following dividend payment date, are set aside for payment on the Series A Preferred Shares.  Distributions will only become due when and if declared by the Board of Directors or upon redemption or liquidation, and then only to the extent of net income.  The Company will not pay any interest on accrued distributions.

Until the first Remarketing Date following the Amendment Effective Date (as further described in Section x. hereof), distributions will be made at the rate of 7.50% (the “Initial Distribution Rate”) of the Liquidation Preference per Series A Preferred Share or, if lower, at a rate equal to a pro rata share (determined with respect to the Aggregate Liquidation Preference of the Company’s Preferred Equity Interests) of the Company’s net income for the taxable year of the distribution (or, in the case of the January 31 distribution, the net income of the immediately preceding calendar year of the Company).  If the Board of Directors determines that the Company does not have sufficient funds to make a full quarterly distribution payment, it may declare a partial distribution and the unpaid portion of the distribution will accrue.

The amount of distributions payable for any period other than a full quarterly distribution period will be calculated on the basis of a 360-day year consisting of twelve 30-day months.  Distributions will be payable to the holders of record at the close of business on the record date set by the Board of Directors.  The record date will be the 15th day of the month (whether or not a Business Day) of the applicable distribution payment date.  The distribution for the period from and including July 1, 2009 through and including September 30, 2009, will be $37,500 per Series A Preferred Share and will be payable on October 31, 2009, excluding the distribution in the form of the redemption payment described below.  After the payment of such distribution, distributions on the Series A Preferred Shares will be payable quarterly on each January 31, April 30, July 31 and October 31.

As provided in Section 4.1(c) of this Operating Agreement, the Company will allocate and distribute Sale Gain recognized by the Company during the immediately preceding taxable year to the holders of the Series A Preferred Shares.  Such Sale Gain will be allocated and distributed to holders of the Series A Preferred Shares within 90 days after the end of the Company’s taxable year.

In the event of a Covered Judgment on any Covered Bond, the Company has the right to receive, as liquidated damages under the Intercompany Contribution Agreement, a payment from Municipal Mortgage & Equity, LLC equal to 66% of the taxable interest income recognized by the Company with respect to such Covered Bond.  To the extent of such payment, the Company shall distribute to each current and former holder of Series A Preferred Shares an amount equal to 66% of the taxable income recognized by such shareholder as a result of any Covered Judgment.  The right of current and former holders of Series A Preferred Shares to said payments shall be senior to any right to payment of the holders of common shares or any other Junior Equity Interests.  In the event that any payment from Municipal Mortgage & Equity, LLC is insufficient to pay the full amount due to the current and former holders of Series A Preferred Shares, each shareholder shall be entitled to payment in an amount equal to a proportionate share of the payment made by Municipal Mortgage & Equity, LLC in the same proportion as the taxable income recognized by such holder bears to the total amount of taxable income recognized by all such shareholders.

(8)           Redemption.

The Series A Preferred Shares will not be redeemable by the Company prior to June 30, 2009.  On and after June 30, 2009, the Company may redeem the Series A Preferred Shares, in whole but not in part, on a Remarketing Date or upon notice described in paragraph (3) below at any time.  The Company must redeem the Series A Preferred Shares on June 30, 2049.  The Company may make partial redemptions of Series A Preferred Shares after June 30, 2009, so long as it selects the Series A Preferred Shares to be redeemed by lot.  In addition to the foregoing, until a remarketing of the Series A Preferred Shares that is not a Failed Remarketing (as defined below) occurs, the Company shall partially redeem the Series A Preferred Shares on each January 31, April 30, July 31 and October 31 (each, a “Partial Redemption Date”), having a Liquidation Preference equal to (i) 25% of the product of (A) 12.68% times (B) the Liquidation Preference outstanding on the Amendment Effective Date minus (ii) 25% of the product of (A) the Initial Distribution Rate times (B) the Liquidation Preference outstanding on the immediately preceding record date.  For the avoidance of doubt, the sum of distributions and redemptions in each fiscal year shall equal 12.68% (which equals the MMD Rate as of June 17, 2009) of the aggregate Liquidation Preference outstanding on the Amendment Effective Date (or $253,600) and the redemption required on October 31, 2009 shall equal $25,900 per Series A Preferred Share.  Until a remarketing of the Series A Preferred Shares that is not a Failed Remarketing occurs and assuming no other redemption of the Series A Preferred Shares, redemptions described in the fifth sentence of this Section v.(1) will occur as set forth in Schedule A attached hereto.  In the event that a redemption is not made as provided in this Section v.(1) on any date, the amount of such unmade redemption shall cumulate and shall be made on the next Partial Redemption Date on which such redemption can be made.

The redemption price per share shall be the Liquidation Preference per share.

Not less than 45 nor more than 60 days prior to the date selected by the Company for redemption, the Company shall give notice of redemption by first class mail to the holders of record of the Series A Preferred Shares to be redeemed.  The notice of redemption shall state the redemption date (the “Redemption Date”).

On each Redemption Date, the Company will pay in cash all accrued but unpaid distributions on each Series A Preferred Share the Company redeems.  In the case of a Redemption Date falling after a distribution record date and prior to the related distribution payment date, the holders of redeemed Series A Preferred Shares at the close of business on such record date will be entitled to receive the distribution payable on such shares on the corresponding distribution payment date, notwithstanding the redemption of such shares following such distribution record date.  Except as provided for in the preceding sentences, no payment or allowance will be made for accrued distributions on any Series A Preferred Shares called for redemption.

On and after the date fixed for redemption, provided that the Company has made available at the office of the Transfer Agent an amount of cash to effect the redemption, distributions will cease to accrue on the Series A Preferred Shares called for redemption (except as described in the preceding paragraph), such Series A Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease except the right to receive cash payable upon such redemption, without interest from the date of such redemption.  At the close of business on the Redemption Date, each holder of Series A Preferred Shares to be redeemed (unless the Company defaults in the delivery of cash) will be, without any further action, deemed a holder of the amount of cash for which such Series A Preferred Share is redeemable.

(9)          Liquidation.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Company will only pay the balance of the Capital Accounts of the Preferred Shareholders attributable to the Series A Preferred Shares, (which amounts, assuming the Company has sufficient assets, will be at least $2,000,000 per Series A Preferred Share, plus, to the extent of the Company’s net income for the taxable year of the liquidation, dissolution or winding up of the Company, an amount equal to all distributions accrued but unpaid on the Series A Preferred Shares and any accrued and unpaid distributions that were, pursuant to Section iv., payable out of net income with respect to any taxable year prior to the year of redemption or liquidation that have not been paid by the Company (the “Liquidation Preference”)).  Upon any liquidation, dissolution or winding up of the Company, to the extent the Company has distributed the Liquidation Preference, the holders of the Series A Preferred Shares will have no further right to any payment in respect of accrued but unpaid distributions.

Until the holders of the Series A Preferred Shares have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Equity Interests upon the liquidation, dissolution or winding up of the Company.  If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or the proceeds from the sale therefrom, distributable among the holders of Series A Preferred Shares are insufficient to pay in full the Liquidation Preference (but not including accrued distributions), then such assets, or the proceeds therefrom, will be distributed among the holders of the Series A Preferred Shares ratably in accordance with the respective Capital Account balances of such holders.  Neither a consolidation or merger of the Company with another partnership or corporation, nor a sale or transfer of all or substantially all of the Company’s assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(10)        No Sinking Fund.  Except as otherwise provided in the fifth sentence of Section v.(1), the Series A Preferred Shares will not benefit from any sinking fund or other similar obligation of the Company to redeem or retire the Series A Preferred Shares.

(11)        Conversion.  The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

(12)        Voting Rights.  The Series A Preferred Shares shall not have any voting rights unless expressly required by this Operating Agreement or law and except that the affirmative vote or consent of the holders of at least a majority of the outstanding Series A Preferred Shares then outstanding is required to amend, alter or repeal the terms of the Series A Preferred Shares or of any provision of this Operating Agreement, including this Series Exhibit, that would adversely affect the powers, preferences, privileges or rights of the Series A Preferred Shares, including (but not limited to) the provisions of this Operating Agreement that market discount (as such term is used in the Code) on Investments of the Company and its Subsidiaries shall not be allocated to the holders of the Series A Preferred Shares.  The affirmative vote or consent of the holders of a majority of the outstanding Series A Preferred Shares is also required to issue, authorize or increase the amount of, or issue or authorize any Obligation or security convertible into or evidencing a right to purchase, any additional class or series of Equity Interests ranking senior to the Series A Preferred Shares as to distributions or upon liquidation, or to reclassify any outstanding Equity Interests of the Company into such senior Equity Interests.  No such vote will be required for the Company to take any such actions with respect to any shares ranking on parity with or junior to the Senior A Preferred Shares.

(13)        Remarketing.

On June 30, 2010 and each subsequent remarketing date (each such date, a “Remarketing Date”), the Series A Preferred Shares will be remarketed as provided in this Section x.  The Company will select from time to time a Remarketing Agent who will seek to remarket, on each such Remarketing Date, the Series A Preferred Shares for which a Non-tender Notice has not been received at the lowest distribution rate (the “Reset Distribution Rate”) that would result in a resale of such Series A Preferred Shares at a price equal to the Liquidation Preference thereof for the Reset Period.  The Company may give notice to the Remarketing Agent of any date at which the Company determines to remarket the Series A Preferred Shares and shall give notice of each Mandatory Remarketing Date (as defined below) at least 60 days prior to such Remarketing Date (the period between Remarketing Dates being a “Reset Period”), provided that the Company will remarket the Series A Preferred Shares on June 30, 2010 and each anniversary thereof (each, a “Mandatory Remarketing Date”) unless and until a remarketing of the Series A Preferred Shares that is not a Failed Remarketing occurs.  Subject to the Company’s right to redeem Series A Preferred Shares as set out in Section iv. above, each holder of the Series A Preferred Shares will have the right to retain the Series A Preferred Shares at the Reset Distribution Rate or to tender the Series A Preferred Shares for purchase at a price equal to the Liquidation Preference of the Series A Preferred Shares.

The Remarketing Agent will notify the holders of the Reset Distribution Rate no later than 10 days prior to each Remarketing Date.  All Series A Preferred Shares are required to be tendered to the Remarketing Agent unless the holder has elected to retain his Series A Preferred Shares by delivering to the Company a notice of non-tender (a “Non-tender Notice”) in the form attached to the Remarketing Agreement dated as of May 27, 1999 by and between the Company and Merrill Lynch, Pierce Fenner & Smith Incorporated not later than nine days prior to the Remarketing Date.  Except as set out in Paragraph (3) below in connection with a Failed Remarketing, from and after each Remarketing Date, the distribution rate on the Series A Preferred Shares will be the Reset Distribution Rate for such Reset Period.

Neither the Company nor the Remarketing Agent shall have any obligation to purchase the Series A Preferred Shares if the Remarketing Agent is not able to sell all of the Series A Preferred Shares for which a Non-tender Notice has not been received on any Remarketing Date for a price equal to 100% of the Liquidation Preference thereof at a Reset Distribution Rate equal to or less than the rate set forth in the following sentence (such event is referred to herein as a “Failed Remarketing”).  In such event, the Reset Distribution Rate on all Series A Preferred Shares, regardless of whether a Non-tender Notice was delivered for any particular Series A Preferred Share, shall be set for a Reset Period ending one year after such Remarketing Date at two times the yield published on that date by Municipal Market Data for a non-callable high grade municipal bond maturing 15 years after such Remarketing Date (as set forth by Municipal Market Data or a successor or similar publication if Municipal Market Data ceases to publish such information) on the page entitled “MMD Yields 1-15 Yr,” under the heading “BAA” and in the row corresponding to the year 15 years after the Remarketing Date (the “MMD Rate”).  At the end of such one-year Reset Period, the Remarketing Agent shall conduct another remarketing using the same procedures provided for in this Section x.  If such remarketing or subsequent remarketing is another Failed Remarketing, the provisions of this paragraph (3) shall govern.  Notwithstanding the foregoing, this Section x.(3) shall not be applicable until after a successful remarketing and thereafter only in the event of a subsequent Failed Remarketing.

Notwithstanding any other provision of the Operating Agreement herein, the Reset Distribution Rate in effect as of and following the Amendment Effective Date shall be 7.50% and such Reset Distribution Rate shall continue to be in effect for all purposes until a remarketing of the Series A Preferred Shares that is not a Failed Remarketing occurs.

For the avoidance of doubt, any default or consequence predicated on a failure to comply with this Section x. or any comparable provision of any Prior Series Exhibit or any purported “failed remarketing,” in each case arising prior to, or existing on, the Amendment Effective Date shall be waived and cease to be of any consequence following the Amendment Effective Date.

(14)        Transfer Restrictions.

Holders of the Series A Preferred Shares may not offer, sell, pledge or otherwise transfer them except in compliance with the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws or pursuant to an exemption provided by Rule 144A.

Holders may not sell or transfer the Series A Preferred Shares to any transferee in an amount that is less than $2,000,000 in aggregate Liquidation Preference (excluding, for these purposes, all distributions accrued but unpaid on the Series A Preferred Shares).

Transfers of the Series A Preferred Shares will not be permitted if a transfer would result in there being in excess of 100 holders (as determined in accordance with the Investment Company Act of 1940) of the Equity Interests in the Company or otherwise cause the Company to be subject to regulation under the Investment Company Act of 1940.

(15)        Covenants.

Leverage.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Obligation; except if (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company has declared and paid all accrued and unpaid distributions on the Series A Preferred Shares to the holders, and (iii) on the date of Incurrence of such Obligation, after giving effect to such Obligation the Leverage Ratio is less than .6 to 1.0.

For purposes of determining whether a Senior Investment Interest is an Obligation and the date of its Incurrence, any Senior Investment Interest treated as an Obligation herein that is purchased by the Company or one of its Subsidiaries shall cease to be treated as an Obligation as of the date of its acquisition.  At such time as all or any part of any Senior Investment Interest is sold or otherwise transferred for value to any Person other than the Company or one of its Subsidiaries, such Senior Investment Interest sold or transferred shall be treated as an Obligation Incurred on the date of such sale or transfer, provided that if such Senior Investment Interest sold or transferred is an Unsecured Senior Investment Interest, the Proportionate Amount of the par amount of such Unsecured Senior Investment Interests shall be treated as an Obligation Incurred on the date of such sale or transfer.

Limitation on Issuance of Preferred Equity Interests.  The Company will not issue any Preferred Equity Interests that are senior to the Series A Preferred Shares without the consent of the holders of a majority of the Series A Preferred Shares then outstanding.  The Company will not issue any Preferred Equity Interests that are equal in rank to the Series A Preferred Shares in the right to the payment of distributions or amounts payable in liquidation prior to the occurrence of a remarketing of the Series A Preferred Shares that is not a Failed Remarketing.  Subsequent to such a successful remarketing, the Company will not issue any Preferred Equity Interests that are equal in rank to the Series A Preferred Shares in the right to the payment of distributions or amounts payable in liquidation unless (i) after giving effect to such new issuance, the Aggregate Liquidation Preference of the Company's Preferred Equity Interests that are equal or senior in rank to the Series A Preferred Shares (including the Preferred Equity Interests to be issued if they are equal or senior in rank to the Series A Preferred Shares) shall not be in excess of 25% of the sum of (without duplication) the Investment Value (including in such assets the net proceeds the Company expects to receive from any proposed issuance of Preferred Equity Interests) plus (A) the par amount of any Secured Senior Investment Interests not included in the Investment Value with respect to which the Company and its Subsidiaries own all of the subordinated interests relating thereto and (B) the Proportionate Amount of any Unsecured Senior Investment Interests not included in the Investment Value, less the Company’s Obligations; (ii) the Company has declared and paid all accrued and unpaid distributions on the Series A Preferred Shares to the holders; and (iii) no Default or Event of Default shall have occurred and be continuing.  This section xii.(2) shall not prohibit, however, the issuance by the Company of Preferred Equity Interests that rank equal to the Series A Preferred Shares to the extent that the proceeds thereof are used to redeem or repurchase any outstanding Preferred Equity Interests that rank equal or senior to the Series A Preferred Shares at a price not in excess of the liquidation value thereof.

Limitation on Restricted Payments.  The Company will not make any Restricted Payment unless immediately after such Restricted Payment the Company would be permitted to otherwise Incur $1.00 of additional Obligations and issue $1.00 of additional Preferred Equity Interests under Sections (xi)(1) and (xi)(2) hereof.

Merger, Consolidation and Sale.  The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the property and assets of the Company and its Subsidiaries, taken as a whole, to any Person or Persons, unless:

(a)  either (x) the Company shall be the surviving or continuing Person or (y) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Person”) shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume the performance and observance of every obligation and covenant of the Company under this Operating Agreement to be performed or observed on the part of the Company;

(b)  immediately after giving effect to such transaction, the Company or such surviving Person, as the case may be, could Incur at least $1.00 of additional Obligations and issue $1.00 of additional Preferred Equity Interests (provided, however, that if the Company is not the surviving person, all references to the Company and its Subsidiaries in the definitions used to determine the Leverage Ratio and the limitation on the ability to issue additional Preferred Equity Interests shall be to the Surviving Person and its Subsidiaries after giving effect to such transaction);

(c)  immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing; and

(d)  the Company receives an opinion from nationally recognized tax counsel to the effect that, after giving effect to such transaction, the Company or such surviving Person, as the case may be, will be classified as a partnership other than a publicly traded partnership within the meaning of Section 7704 of the Code, and not as an association taxable as a corporation, for federal income tax purposes.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Equity Interests of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Limitation on transactions with Affiliates.  Notwithstanding Section 8.1 of this Operating Agreement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or Investment or the rendering of any service) with or for the benefit of any Affiliate or any officer, director or employee of the Company or any Subsidiary of the Company (each, an “Affiliate Transaction”), other than (x) Permitted Affiliate Transactions and (y) Affiliate Transactions on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than could reasonably be obtained at such time in a comparable transaction on an arm’s-length basis from an unaffiliated third party.

Any Affiliate Transaction, whether direct or indirect, involving aggregate payments or the transfer of other property interests with a fair market value in excess of $10.0 million shall be approved by the Independent Director or Directors of the Company, such approval to be evidenced by a resolution stating that such transaction complies with the provisions of this Section xii.(5).

Management of the Business and Affairs of the Company.  The Board of Directors will manage the Company. The Company shall engage only in business related to tax-exempt bonds and related Investments, maintain its books and records apart from any owner of the Company’s Equity Interests or any other Person (other than a Subsidiary) and act as an entity separate and independent from Municipal Mortgage and Equity, L.L.C.  Upon the transfer of any asset from Municipal Mortgage & Equity, LLC or any of its Subsidiaries to the Company, the Company will receive an opinion of counsel to the effect that such asset was transferred in a “true sale.”

Limitations on Distributions from Subsidiaries.  The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any restriction on the ability of any Subsidiary of the Company to (a) pay or make distributions on or in respect of its Equity Interests; (b) make loans or advances or to pay any Obligation owed to the Company or any other Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such restrictions existing under or by reason of: (1) applicable law; or (2) this Operating Agreement as in effect on May 17, 1999.  The foregoing shall not prohibit liens or encumbrances on, or custodial arrangements with respect to, property or assets of Subsidiaries.

Limitation on Investments.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, invest in any Investment other than Permitted Investments.  The Company will dispose of any Investment, the interest on which becomes taxable, for any reason, as promptly as commercially practicable.

Failure to Pay Distributions.  If the Company has not paid the equivalent of six consecutive quarterly distributions on the Series A Preferred Shares at the then applicable Distribution Rate or Distribution Rates, the Company shall be required to replace a majority of the Board of Directors with new members who are Independent Directors.  The new Independent Directors shall replace the existing directors within 45 days of the date on which the sixth consecutive quarterly unpaid distribution would be payable.

Bond defaults.  The Company will, except with respect to a Covered Bonds, in the event of a default occurring after May 17, 1999 on any mortgage bond owned directly or indirectly by the Company or any of its Subsidiaries, not take any action, or fail to enforce any remedies under the documents underlying the mortgage bonds, for more than a reasonable amount of time (not to exceed 60 days) without an opinion of counsel to the effect that such action or failure to enforce remedies will not adversely affect the excludability from gross income of interest on such defaulted bond.

Reasonable best efforts to settle claims on certain mortgage bonds with the IRS.  In the event the IRS investigates the tax-exempt status of a Covered Bond owned directly or indirectly by the Company or any of its Subsidiaries, the Company will use its reasonable best efforts to settle any claims with the IRS to avoid recognition by holders of Series A Preferred Shares of taxable income on such bond retroactive to the date they acquired such Series A Preferred Shares.

Interest subject to the Alternative Minimum Tax. Prior to the end of each fiscal quarter of the Company, the Company will provide to the holders of the Series A Preferred Shares a good faith estimate of the maximum percentage of income to such holders expected to be subject to the alternative minimum tax during the next fiscal quarter.

Information and reporting.

(16)        The Company will notify the holders of Series A Preferred Shares of the occurrence of any Default or Event of Default within five Business Days after becoming aware of it and will from time to time on reasonable request deliver to the holders of Series A Preferred Shares a certificate confirming that no Default or Event of Default has occurred or setting out details of any Default or Event of Default and the action taken or proposed to be taken to remedy it;

(17)        The Company will keep, and ensure that each of its Subsidiaries will keep, proper books of account relating to its business; and

(18)        The Company will deliver to the holders of Series A Preferred Shares the following:

(19)           within 100 days after the end of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, shareholder’s equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by auditors or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(20)           within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its financial officers as fairly presenting the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

(21)           concurrently with any delivery of financial statements under subparagraph (i) or (ii) above, a certificate of the accounting firm or financial officer of the Company opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(22)           within 55 days after the end of each fiscal quarter of the Company, a report identifying each of the Company's bonds and bond related investments, the value of each such investment (and the method of valuation), any investment that was more than 30 days in default at the end of the quarter, the allocations by state of interest derived from each investment, the average rent per unit for property underlying each investment and the percentage of the Company's income for the preceding quarter that was subject to the alternative minimum tax;

(23)           within 31 days of the end of the Company's fiscal year, a report detailing by state the tax-exempt interest earned during such fiscal year;  and within 55 days of the end of such fiscal year, a summary of the net operating income for such fiscal year for those properties which collateralize the Company's direct and indirect investments in fixed rate bonds;

(24)           within 60 days of the end of the Company's fiscal year, a Form K-1 that shall, among other things, indicate the Preferred Shareholder’s allocation of Sale Gain;  and

(25)           any other information reasonably required for compliance with Rule 144A(4)(i) under the Securities Act of 1933, as amended.

(26)         Waiver of Certain Covenants.  The Company and its Subsidiaries will not be required to comply with any term, provision or condition of the covenants, and with any other term, provision or condition with respect to the Series A Preferred Shares (except for any term, provision or condition that could not be amended without the consent of all of the holders of the Series A Preferred Shares), if before or after the time for such compliance, the holders of at least a majority of the Series A Preferred Shares then outstanding waive compliance with the covenant or condition in that instance or generally.  Except to the extent waived, and until the waiver is effective, the obligations of the Company and its Subsidiaries in respect of such term, provision or  condition, shall remain in full force and effect.

(27)        Time Period to Cure and Remedies for Breaches of Covenants.  The Company shall have 60 days to correct any breach of the covenants or conditions described in this Series Exhibit and Operating Agreement defining the terms of the Series A Preferred Shares before any holder of the Series A Preferred shares will have any claim against the Company.  Upon any breach of such covenants not cured within this time period, (i) the holders of the Series A Preferred Shares will have a claim against the Company for violation of this Operating Agreement and (ii) the distribution rate on the Series A Preferred Shares for any quarter in which such a breach has not been timely cured shall increase by .5% from the distribution rate, including for these purposes any previous adjustments required hereunder, in effect for the previous fiscal quarter; provided, however, that any adjustment pursuant to this Section (xiv) shall not cause the distribution rate for the Series A Preferred Shares to exceed by more than two percent (2%) (i) for the period ending on the Amendment Effective Date, the Initial Distribution Rate at issuance of the Series A Preferred Shares and (ii) thereafter, the Reset Distribution Rate then in effect.

(28)        Independent Director so long as any Series A Preferred Shares remain outstanding.

The Company shall maintain at least one Independent Director so long as any Series A Preferred Shares remain outstanding.

Notwithstanding anything in this Operating Agreement to the contrary, the affirmative vote of the Independent Director shall be required for the Company to authorize (i) any of the matters specified below, (ii) any amendment of any provision of this Operating Agreement or this Series Exhibit relating to Independent Directors or (iii) any other actions or decisions under this Operating Agreement for this Series Exhibit for which the consent of the Independent Director is required.  In the event that the Independent Director resigns, or such position is otherwise vacated, no action requiring the affirmative vote of the Independent Director shall be taken until a successor Independent Director is appointed and such Independent Director approves such action.

Notwithstanding anything to the contrary set forth in this Operating Agreement, so long as any Series A Preferred Shares remain outstanding and are not discharged in full, the prior written consent of all Directors, including the Independent Director, shall be required for the Company to:

(29)           file or consent to a voluntary petition or otherwise initiate proceedings for the Company to be adjudicated bankrupt or insolvent or seeking an order for relief as a debtor under the Bankruptcy Code or file or consent to the filing of, or cause the filing of, any petition seeking any composition, bankruptcy, reorganization, readjustment, liquidation, dissolution or similar relief for the Company under any applicable state or federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors; or

(30)           seek or consent to the appointment of a trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company; or

(31)           make or consent to any general assignment for the benefit of creditors; or

(32)           admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt; or

(33)           take any action in furtherance of any such action; or

(34)           cause or permit the Shareholders to take any of the actions enumerated in clauses (a) through (e) above.

(35)        Management of the business and affairs of the Company so long as any Series A Preferred Shares remain outstanding.  So long as any Series A Preferred Shares remain outstanding and are not discharged in full, the Directors shall manage the business and affairs of the Company so that, except as the majority of the holders of the Series A Preferred Shares then outstanding may otherwise agree from time to time in writing, the Company shall not:

engage in any business or activity other than acquiring, holding, investing in, disposing of and otherwise dealing with bonds and other obligations secured by multifamily housing developments and other interests that are expected to produce tax-exempt interest income;

fail to maintain its records, books of account and bank accounts separate and apart from those of its Shareholders and any other Person or entity;

have its assets listed on the financial statements of any other entity without indicating that the assets are owned by the Company;

commingle its assets with the assets of any of its Shareholders or of any other Person or entity;

fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name;

fail to file its own tax returns, to the extent such returns are required to be filed;

fail to pay its debts and liabilities only out of its own assets;

fail to preserve its existence as an entity duly organized and validly existing under the laws of the jurisdiction of its formation, or otherwise fail to observe all its limited liability company and other organizational formalities;

enter into any contract or agreement with any Shareholder or Affiliate of the Company or a Shareholder, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with unaffiliated third parties and except for the Investment Services Agreement, dated May 17, 1999, between the Company and Municipal Mortgage & Equity, LLC and the Intercompany Contribution Agreement;

fail to maintain a sufficient number of employees in light of its contemplated business operations or fail to pay the salaries of its own employees only from its own funds;

Incur any debt, secured or unsecured, direct or contingent (including guaranteeing any debt or Obligation of any Person, except in the ordinary course of its business);

hold itself out to be responsible for the debts of another Person;

own any Subsidiary (except for MMA Credit Enhancement I, LLC and Municipal Mortgage Investments, LLC) or make any Investment in, any Person or entity, or otherwise acquire the obligations or securities of its Shareholders or their Affiliates, except for Permitted Investments;

fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

fail to use separate stationery, invoices and checks bearing its own name;

pledge its assets for the benefit of any other Person or entity without consideration therefor;

fail to correct any known misunderstandings regarding the separate identity of the Company from that of any Shareholder, affiliate thereof or any other Person;

fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

share any common logo with or hold itself out as a department or division of (a) any Shareholder or Affiliate of the Company, (b) any Affiliate of a Shareholder or (c) any other Person or entity;

without the unanimous affirmative vote of each of the Shareholders, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, except as otherwise permitted under this Series Exhibit with respect to the Series A Preferred Shares and this Operating Agreement;

fail to have at least one Independent Director;

take such other actions that are patently contrary to the factual assumptions set forth in, and forming the basis of, the legal opinions of counsel to the Company, relating to the issue of substantive consolidation which have or are expected to be issued in connection with transactions contemplated by this Operating Agreement; or

cause or, to the extent within the control of the Company, permit any Shareholder to take any  actions which would contravene the preceding clauses (1) through (23);

The foregoing clauses (1) through (24), inclusive, should be interpreted in conjunction with the covenants in Section (xii) hereof.  To the extent that actions permitted hereunder are otherwise limited under the provisions of Section (xii) the Company shall comply with the limitations of such Section (xii) notwithstanding the provisions hereof.

SCHEDULE A

Distribution Date	Distributions	Redemptions	Outstanding Liquidation Preference of the Series A Preferred Shares	Outstanding Liquidation Preference per Series A Preferred Share	Fractional Shares Outstanding per Series A Preferred Share
			$84,000,000.00	$2,000,000.00	1.0000
10/31/2009	$1,575,000.00	$1,087,800.00	$82,912,200.00	$1,974,100.00	0.9871
1/31/2010	$1,554,603.75	$1,108,196.25	$81,804,003.75	$1,947,714.38	0.9739
4/30/2010	$1,533,825.07	$1,128,974.93	$80,675,028.82	$1,920,834.02	0.9604
7/31/2010	$1,512,656.79	$1,150,143.21	$79,524,885.61	$1,893,449.66	0.9467
10/31/2010	$1,491,091.61	$1,171,708.39	$78,353,177.22	$1,865,551.84	0.9328
1/31/2011	$1,469,122.07	$1,193,677.93	$77,159,499.29	$1,837,130.94	0.9186
4/30/2011	$1,446,740.61	$1,216,059.39	$75,943,439.90	$1,808,177.14	0.9041
7/31/2011	$1,423,939.50	$1,238,860.50	$74,704,579.40	$1,778,680.46	0.8893
10/31/2011	$1,400,710.86	$1,262,089.14	$73,442,490.26	$1,748,630.72	0.8743
1/31/2012	$1,377,046.69	$1,285,753.31	$72,156,736.95	$1,718,017.55	0.8590
4/30/2012	$1,352,938.82	$1,309,861.18	$70,846,875.77	$1,686,830.38	0.8434
7/31/2012	$1,328,378.92	$1,334,421.08	$69,512,454.69	$1,655,058.45	0.8275
10/31/2012	$1,303,358.53	$1,359,441.47	$68,153,013.22	$1,622,690.79	0.8113
1/31/2013	$1,277,869.00	$1,384,931.00	$66,768,082.22	$1,589,716.24	0.7949
4/30/2013	$1,251,901.54	$1,410,898.46	$65,357,183.76	$1,556,123.42	0.7781
7/31/2013	$1,225,447.20	$1,437,352.80	$63,919,830.95	$1,521,900.74	0.7610
10/31/2013	$1,198,496.83	$1,464,303.17	$62,455,527.78	$1,487,036.38	0.7435
1/31/2014	$1,171,041.15	$1,491,758.85	$60,963,768.93	$1,451,518.31	0.7258
4/30/2014	$1,143,070.67	$1,519,729.33	$59,444,039.60	$1,415,334.28	0.7077
7/31/2014	$1,114,575.74	$1,548,224.26	$57,895,815.34	$1,378,471.79	0.6892
10/31/2014	$1,085,546.54	$1,577,253.46	$56,318,561.88	$1,340,918.14	0.6705
1/31/2015	$1,055,973.04	$1,606,826.96	$54,711,734.91	$1,302,660.36	0.6513
4/30/2015	$1,025,845.03	$1,636,954.97	$53,074,779.94	$1,263,685.24	0.6318
7/31/2015	$995,152.12	$1,667,647.88	$51,407,132.07	$1,223,979.33	0.6120
10/31/2015	$963,883.73	$1,698,916.27	$49,708,215.79	$1,183,528.95	0.5918
1/31/2016	$932,029.05	$1,730,770.95	$47,977,444.84	$1,142,320.12	0.5712
4/30/2016	$899,577.09	$1,763,222.91	$46,214,221.93	$1,100,338.62	0.5502
7/31/2016	$866,516.66	$1,796,283.34	$44,417,938.59	$1,057,569.97	0.5288
10/31/2016	$832,836.35	$1,829,963.65	$42,587,974.94	$1,013,999.40	0.5070
1/31/2017	$798,524.53	$1,864,275.47	$40,723,699.47	$969,611.89	0.4848
4/30/2017	$763,569.37	$1,899,230.63	$38,824,468.83	$924,392.12	0.4622
7/31/2017	$727,958.79	$1,934,841.21	$36,889,627.62	$878,324.47	0.4392
10/31/2017	$691,680.52	$1,971,119.48	$34,918,508.14	$831,393.05	0.4157

Distribution Date	Distributions	Redemptions	Outstanding Liquidation Preference of the Series A Preferred Shares	Outstanding Liquidation Preference per Series A Preferred Share	Fractional Shares Outstanding per Series A Preferred Share
1/31/2018	$654,722.03	$2,008,077.97	$32,910,430.17	$783,581.67	0.3918
4/30/2018	$617,070.57	$2,045,729.43	$30,864,700.74	$734,873.83	0.3674
7/31/2018	$578,713.14	$2,084,086.86	$28,780,613.87	$685,252.71	0.3426
10/31/2018	$539,636.51	$2,123,163.49	$26,657,450.39	$634,701.20	0.3174
1/31/2019	$499,827.19	$2,162,972.81	$24,494,477.58	$583,201.85	0.2916
4/30/2019	$459,271.45	$2,203,528.55	$22,290,949.03	$530,736.88	0.2654
7/31/2019	$417,955.29	$2,244,844.71	$20,046,104.33	$477,288.20	0.2386
10/31/2019	$375,864.46	$2,286,935.54	$17,759,168.79	$422,837.35	0.2114
1/31/2020	$332,984.41	$2,329,815.59	$15,429,353.20	$367,365.55	0.1837
4/30/2020	$289,300.37	$2,373,499.63	$13,055,853.57	$310,853.66	0.1554
7/31/2020	$244,797.25	$2,418,002.75	$10,637,850.83	$253,282.16	0.1266
10/31/2020	$199,459.70	$2,463,340.30	$8,174,510.53	$194,631.20	0.0973
1/31/2021	$153,272.07	$2,509,527.93	$5,664,982.60	$134,880.54	0.0674
4/30/2021	$106,218.42	$2,556,581.58	$3,108,401.03	$74,009.55	0.0370
7/31/2021	$58,282.52	$2,604,517.48	$503,883.55	$11,997.23	0.0060
10/31/2021	$9,447.82	$503,883.55	$0.00	$0.00	0.0000

AMENDED AND RESTATED SERIES EXHIBIT

TO

AMENDED AND RESTATED OPERATING AGREEMENT

OF

MUNIMAE TE BOND SUBSIDIARY, LLC

6.30% Series A-1 Cumulative Preferred Shares Due 2049

This Amended and Restated Series Exhibit (the “Series Exhibit”) is attached to and made a part of the Amended and Restated Operating Agreement of MuniMae TE Bond Subsidiary, LLC, dated as of May 17, 1999 (as amended, restated, supplemented or otherwise modified from time to time, including by this Series Exhibit, the “Operating Agreement”), as though this Series Exhibit were fully set forth therein.

Unless otherwise defined herein, terms defined in this Operating Agreement and used herein have the meanings given to them in this Operating Agreement.

The Board of Directors shall have the express authority to issue Preferred Shares designated as 6.30% Series A-1 Cumulative Preferred Shares Due 2049 (the “Series A-1 Preferred Shares”), which shall have the terms and rights described below.

This Series Exhibit shall become effective as of June 30, 2009 (the “Amendment Effective Date”) and shall amend, restate, replace and supersede any prior series exhibit (together with any and all amendments thereto) relating to the Series A-1 Preferred Shares previously in effect (each, a “Prior Series Exhibit”).

(36)           Definitions.  For purposes of this Series Exhibit, the following definitions will apply:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Aggregate Liquidation Preference of the Company’s Preferred Equity Interests” shall mean the aggregate liquidation preference of all Preferred Equity Interests of the Company that will be outstanding after giving effect to the proposed issuance of new Preferred Equity Interests (and any redemption or repurchase of existing Preferred Equity Interests to be made with the proceeds thereof) in each case ranking equal or senior to the Series A-1 Preferred Shares in the right to payment of distributions or amounts payable in liquidation.

“Amendment Effective Date” has the meaning ascribed thereto in the fourth introductory paragraph of this Series Exhibit.

“Business Day”  means any day other than a Saturday, Sunday or any other day on which commercial banking institutions in the City of New York or Baltimore, Maryland are required or authorized by law or other governmental action to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Net Income” means, with respect to any period, the net income of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding the net income of any Subsidiary to the extent that the declaration of distributions or similar distributions by that Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or the holders of its equity interests.

“Covered Bond” shall mean any bond transferred from Municipal Mortgage & Equity, LLC or its Subsidiaries to the Company or any of its Subsidiaries that was accompanied by an opinion of counsel to the effect that, based upon the assumptions and conditions contained in such opinions, such bond is “more likely than not” indebtedness for federal income tax purposes and interest on such bond is excludable from gross income.

“Covered Judgment” shall mean any final, unappealable decree or judgment to the effect that interest paid to the Company from any Covered Bond is includable in the gross income of the beneficial owners thereof, based upon the law in effect at the time of the original issuance of such Covered Bond.  For this purpose, a Covered Judgment also includes the Company’s decision, based upon the advice of counsel, to recognize taxable income in respect of a Covered Bond.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Equity Interests” in any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Equity Interests.

“Event of Default” means any of the following events:

(37)           the failure to pay the Liquidation Preference on the Series A-1 Preferred Shares, when such become due and payable, on June 30, 2049, upon redemption or otherwise;

(38)           the failure to pay distributions or redemptions on the Series A-1 Preferred Shares as required by Sections iv. and v. of this Series Exhibit and as set forth in Schedule A hereto; and

(39)           a default in the observance or performance of any other covenant or agreement contained in this Series Exhibit, which default continues for a period in excess of that provided in Section xiv. of this Series Exhibit.

“Failed Remarketing” has the meaning ascribed thereto in Section x.(3) of this Series Exhibit.

“GAAP” means, at any date of determination, generally accepted accounting principles in effect in the United States which are applicable as of the date of determination and which are consistently applied for all applicable periods.

“Incur” means, with respect to any Obligation, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Obligation or the recording, as required pursuant to GAAP or otherwise, of any such Obligation on the balance sheet of a Person (and “Incurrence” and “Incurred” have meanings correlative to the foregoing).

“Independent Director” means an individual director of the Company who has not been at any time during the preceding 5 years immediately before such individual’s appointment as Independent Director, is not at the time of the initial appointment and is not otherwise while serving as Independent Director, an employee, Affiliate, or any family member of an employee or Affiliate of the Company or Municipal Mortgage & Equity, LLC or its Affiliates.

“Intercompany Contribution Agreements” shall mean, collectively, (i) the Intercompany Contribution Agreement dated as of May 17, 1999 between the Company and Municipal Mortgage & Equity, LLC, (ii) the Contribution Agreement dated as of December 16, 1999, among the Company, Municipal Mortgage & Equity, LLC and TEI Holdings, LLC, and (iii) the Assignment, Sale and Reaffirmation Agreement dated March 1, 2000, between the Company and Municipal Mortgage & Equity, LLC.

“Investment” means, with respect to any Person, (i) all investments by such Person in any other Person in the form of any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution (by means of transfers of cash or other property, or investments to others, payments for property or services for the account or use of others, the execution of an interest rate swap, put agreement or other similar notional principal contract or otherwise); (ii) any purchase or other acquisitions of capital stock, bonds, notes, debentures, residual investments, subordinate investments or other securities or evidences of indebtedness issued by any other Person; and (iii) all other items that would be classified as an asset on a balance sheet of such Person prepared in accordance with GAAP.  For purposes of the foregoing, the substitution of an Investment for another Investment shall be deemed an Investment as of such date.

“Investment Value” means (without duplication) the aggregate value in U.S. dollars of the cash and Investments of the Company and its Subsidiaries.  For purposes of determining the Investment Value, the following principles shall be applied:  (i) unless otherwise indicated, all amounts and values shall be determined in accordance with GAAP and will be based upon the amount thereof reflected on the financial statements of the Company and its Subsidiaries for the quarter end immediately preceding the determination date (except that, if the latest quarterly financial statement is not available, the financial statement for the prior quarter end may be used); (ii) all Investments acquired since the date of such quarterly financial statements shall be valued at the purchase price therefor; (iii) the amount of all Senior Investment Interests owned by the Company or one of its Subsidiaries purchased since the date of such quarterly financial statements shall be the face or par value thereof;  and (iv) the value of each Investment shall be further adjusted by (A) adding the cost of all additions thereto and (B) subtracting the amount of any portion of such Investment repaid to the Company or a Subsidiary of the Company in cash as repayment of principal or a return of capital, as the case may be, from the end of the previous fiscal quarter or date of acquisition, as appropriate, through the determination date.

“IRS” means the Internal Revenue Service.

“Junior Equity Interests” means all classes of common stock and each other class of Equity Interests or series of Preferred Equity Interests established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks equal or senior to the Series A-1 Preferred Shares in the right to the payment of distributions or amounts payable in liquidation.

“Leverage Ratio” means, as of any determination date, the ratio of (A) the then-outstanding Obligations to (B) (without duplication) the sum of (i) the Proportionate Amount (as defined herein) of the outstanding par amount of any Unsecured Senior Investment Interests not otherwise included, directly or indirectly, in the Investment Value plus (ii) the outstanding par amount of any Secured Senior Investment Interests not otherwise included, directly or indirectly, on account of the inclusion in Investment Value of the underlying bonds or otherwise, provided that the Company or one of its Subsidiaries owns all of the related Subordinated Investments plus (iii) the Investment Value.  The Leverage Ratio shall be calculated taking into account any Obligations and Senior Investment Interests created, purchased or generated by the transactions giving rise to the need to calculate the Leverage Ratio.

“Liquidation Preference” has the meaning ascribed thereto in Section vi.(1) of this Series Exhibit.

“Mandatory Remarketing Date” has the meaning ascribed thereto in Section x.(1) of this Series Exhibit.

“Market Discount,” as defined in Section 1278(a)(2)(A) of the Code, means the excess (if any) of the stated redemption price of a bond at maturity, over the basis of such bond immediately after its acquisition by the taxpayer.  In the case of any bond having original issue discount, the stated redemption price of such bond at maturity is treated as equal to its revised issue price.

“Non-tender Notice” has the meaning ascribed thereto in Section x.(2) of this Series Exhibit.

“Obligation” means (without duplication), whether recourse is to all or a portion of the assets of a Person and whether or not contingent,

(xi)           every obligation of a Person for money borrowed;

(xii)          every obligation of a Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

(xiii)         every Reimbursement Obligation of a Person,

(xiv)         every obligation of a Person issued or assumed as the deferred purchase price of property or services (excluding accrued payables and liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

(xv)          the obligations of a Person under any lease that is required to be classified and accounted for as capital lease obligations under GAAP;

(xvi)         the Proportionate Amount of any Unsecured Senior Investment Interests;

(xvii)        any Secured Senior Investment Interests not owned by the Company or one of its Subsidiaries that are attributable to Subordinated Investments owned by the Company or one of its Subsidiaries;

(xviii)       every obligation of the type referred to in clauses (i) through (vii) above of another Person, and all distributions of another Person, the payment of which the Company or one of its Subsidiaries has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise;

(xix)          the outstanding amount of any Preferred Equity Interests issued by a Subsidiary of the Company (other than the face or par amount of such interests owned by the Company or its other Subsidiaries); and

(xx)           any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any liability of the kind described in the preceding clauses (i) through (ix) above.

At such time as the value of any Reimbursement Obligation or portion thereof related to any Secured Senior Investment Interests no longer is reflected in the Investment Value of the related Subordinated Investments, whether because the Company and its Subsidiaries have disposed of such Subordinated Investments or otherwise, such Reimbursement Obligation or portion thereof not theretofore treated as an Obligation shall be treated as an Obligation Incurred on such date. The amount of all outstanding Obligations shall be the face or par amount thereof;  however, (i) in the case of a Reimbursement Obligation Incurred in connection with the issuance of Senior Investment Interests with respect to which the Company or its Subsidiaries owns 100% of the related Subordinated Investments, the amount of outstanding Obligations related thereto (including any Reimbursement Obligations), shall be the excess, if any, of the face or par amount of the Senior Investment Interests in such securitization over the value, as of the determination date, of the underlying assets in the securitization vehicle, and (ii) the value of any Preferred Equity Interests issued by a Subsidiary of the Company shall be the liquidation preference thereof.

“Operating Agreement” has the meaning ascribed thereto in the first introductory paragraph of this Series Exhibit.

“Partial Redemption Date” has the meaning ascribed thereto in Section v.(1) of this Series Exhibit.

“Permitted Affiliate Transactions” means (i) the payment of reasonable fees and compensation to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary of the Company as determined in good faith by the Board of Directors of the Company or such Subsidiary, as the case may be; and (ii) transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among its Subsidiaries, provided such transactions are not otherwise prohibited by this Operating Agreement.

“Permitted Investment” means:

(vii)          any Obligation issued by or on behalf of any state of the United States of America or any political subdivision or agency thereof (whether or not backed by the full faith and credit of the government issuer);

(viii)         any Obligation of any state of the United States of America or any political subdivision thereof for the payment of the principal or redemption price of and interest on which there shall have been irrevocably deposited direct obligations of, or obligations the timely payment of the principal of and the interest on which are unconditionally guaranteed by, the United States of America (including, without limitation, obligations of the Resolution Trust Corporation), maturing as to principal and interest at times and in amounts sufficient to provide such payment;

(ix)           shares in regulated investment companies (as such term is used in the Code) whose stated objective is to produce only income that is tax-exempt income;

(x)           any Senior Investment Interest in an Investment described in clauses (i) and (ii) above;

(xi)           any Subordinated Investment in an Investment described in clauses (i) and (ii) above; and

(xii)           any Investment by the Company or a wholly owned Subsidiary of the Company in a Person that is or will become immediately after such Investment a wholly owned Subsidiary of the Company or such wholly owned Subsidiary or that will merge or consolidate into the Company or a wholly owned Subsidiary of the Company provided that such Person invests only in Permitted Investments described in clauses (i) through (v) above;

provided, however, the Company, one of its Subsidiaries or the original purchaser, as the case may be, shall have been provided an opinion or opinions of nationally recognized bond counsel to the effect that, as of the date of original issuance of the Investment, with respect to each Permitted Investment described in clauses (i), (ii), (iv) and (v) above that all of the interest or distributions on such Investment is excludable from gross income for federal income tax purposes and with respect to each Investment described in clauses (iii) - (v) that the tax-exempt nature of the income on the underlying tax-exempt bonds will be passed through to the Company; provided further, that in the case of an opinion rendered to the original purchaser of the Investment, the Company will use its best efforts to obtain a representation from the seller that it is not aware of any IRS audit or other change that could adversely affect the conclusions of such opinion; and, provided further, that (except with respect to Investments acquired by the Company from Municipal Mortgage & Equity, LLC or its subsidiary on or before May 17, 1999 or on December 31, 1999) none of these opinions may be qualified with respect to whether the Investment (or the underlying Investment in the case of a pass-through entity) represents indebtedness for federal income tax purposes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, limited liability partnership, limited partnership, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Equity Interests” in any Person means an Equity Interest (including redeemable preferred securities) of any class or classes that is preferred as to the payment of distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Prior Series Exhibit” has the meaning ascribed thereto in the fourth introductory paragraph of this Series Exhibit.

“Proportionate Amount” of any Unsecured Senior Investment Interest is that portion of the principal amount of the Unsecured Senior Investment Interests issued in a securitization transaction obtained by multiplying such aggregate par amount of Unsecured Senior Investment Interests by a fraction the numerator of which is the par amount of Subordinated Investments issued in such securitization transaction that are owned by the Company or a Subsidiary of the Company and the denominator of which is the par amount of such Subordinated Investments issued in that securitization transaction.

“Reimbursement Obligation” means the Obligation of a Person for the reimbursement of or a provision of collateral or security for any obligor on any letter of credit, liquidity facility, standby purchase agreement, bankers’ acceptance or other similar facilities.

“Remarketing Agent” means the remarketing agent selected from time to time by the Company to remarket the Series A-1 Preferred Shares as provided in this Series Exhibit.

“Remarketing Date” has the meaning ascribed thereto in Section x.(1) of this Series Exhibit.

“Reset Period” has the meaning ascribed thereto in Section x.(1) of this Series Exhibit.

“Restricted Payment” means any direct or indirect (a) declaration or payment of any distribution in respect of any Junior Equity Interest (other than, in the case of a Subsidiary, to the Company); or (b) redemption of any Junior Equity Interest; provided, however, that distributions of distributable cash flow shall not be Restricted Payments.  For purposes of the foregoing, “distributable cash flow” means, with respect to any period, Consolidated Net Income for such period, plus depreciation, amortization and any other non-cash items for such period (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of, or a reserve for, cash charges for any future period or amortization of cash income received in a period) of the Company and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income less all non-cash income for such period (excluding any such non-cash income to the extent it represents an accrual of cash income in any future period or amortization of cash income received in a period).  Notwithstanding the foregoing, the depreciation and amortization and other non-cash charges of a Subsidiary of the Company shall be added to Consolidated Net Income to compute distributable cash flow only to the same extent that such Subsidiary could have paid such amount at the date of determination as a distribution or similar distribution to the Company by such Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or the holders of its Equity Interests.

“Secured Senior Investment Interests” means any Senior Investment Interests that are not Unsecured Senior Investment Interests and with respect to which the Company or one of its Subsidiaries has a Reimbursement Obligation.

“Securities Act” has the meaning ascribed thereto in Section xi.(1) of this Series Exhibit.

“Senior Equity Interests” means the Series A Preferred Shares, the Series A-1 Preferred Shares and all classes of preferred shares or other Equity Interests established hereafter by the Board of Directors, the terms of which expressly provide that they rank senior to the Series B-1 Preferred Shares in the right of payment of distributions or amounts payable in liquidation.

“Senior Investment Interests” means (i) the senior certificates of participation, custodial receipts, partnership interests, or other similar interests, whether floating or fixed rate, that were or are issued as part of a securitization transaction in which (x) an underlying asset is deposited into a custodial arrangement, trust, partnership or other pass-through entity (including, without limitation, a “tax-exempt municipal investment conduit” if and when such a conduit is permitted), and (y) payments on Subordinated Investments issued as part of the securitization transaction will only be made to the extent of cash flow available after the payment of amounts owing to the Senior Investment Interests; and (ii) any other Investment, whether or not held by the Company or a Subsidiary of the Company, which is senior in right of payment to an Investment held by the Company or one of its Subsidiaries.

“Series A-1 Preferred Shares” has the meaning ascribed thereto in the third introductory paragraph of this Series Exhibit.

“Series Exhibit” has the meaning ascribed thereto in the first introductory paragraph of this Series Exhibit.

“Subordinated Investment” means any Investment held, directly or indirectly, by the Company or one of its Subsidiaries that is subordinated in right of payment to the prior payment in full of a Senior Investment Interest, whether or not such Senior Investment Interest is held by the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, (i) any other Person of which outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Surviving Person” has the meaning ascribed thereto in Section xii.(5) of this Series Exhibit.

“Transfer Agent” shall mean Registrar and Transfer Company.

“Unsecured Senior Investment Interests” means any Senior Investment Interests (i) with respect to which neither the Company nor any of its Subsidiaries has a Reimbursement Obligation with respect to the securitization transaction creating such Unsecured Senior Investment Interests and (ii) the Company or a Subsidiary of the Company acquires and holds, directly or indirectly, all or a portion of the related Subordinated Investments.

(40)        Number of Shares Constituting the Series.  The number of shares that shall constitute such series shall not be more than 8 shares, which number may be decreased (but not below the number thereof then outstanding) from time to time by the Board of Directors.

(41)        Rank.  The Series A-1 Preferred Shares will rank, with respect to payment of distributions and rights upon liquidation, dissolution or winding up of the Company, (i) senior to all classes or series of common shares and all Equity Interests issued by the Company ranking junior to the Series A-1 Preferred Shares; (ii) on a parity with (A) the Series A Preferred Shares and (B) all Equity Interests issued by the Company the terms of which specifically provide that such Equity Interests rank on a parity with the Series A-1 Preferred Shares; and (iii) junior to all debt securities and all Equity Interests issued by the Company the terms of which specifically provide that such Equity Interests rank senior to the Series A-1 Preferred Shares.  The Company will not pay distributions on the common shares or any other security ranking junior to the Series A-1 Preferred Shares unless it has paid all accrued distributions on the Senior Equity Interests;  provided, however that the Company may pay distributions on the common shares in a quarter if the accrued distributions on all Equity Interests of the Company that rank senior to the common shares for all prior quarters have been paid and distributions for that quarter have been set aside for payment.

(42)        Distribution Rights.

(1)           The Company shall pay distributions on the Series A-1 Preferred Shares when declared by the Board of Directors.  Accrued distributions are payable only out of net income (defined herein) for the taxable year of the distribution, except in the case of the January 31 distribution, which shall be payable to the extent of net income in the immediately preceding taxable year.  Distributions are cumulative and accrued distributions not paid in respect of any tax year as a result of the net income limitation will be payable in future tax years if and to the extent of net income.  For this purpose, net income is defined as the Company’s taxable income, as determined in accordance with the Code, plus any income that is exempt from federal taxation, but excluding gain from the sale of assets.

(2)           In addition to the restrictions set out in Section iii. hereof, no distributions will be paid on any security ranking junior to the Series A-1 Preferred Shares until all accrued but unpaid distributions are paid or, in the case of the next following dividend payment date, are set aside for payment on the Series A-1 Preferred Shares.  Distributions will only become due when and if declared by the Board of Directors or upon redemption or liquidation, and then only to the extent of net income.  The Company will not pay any interest on accrued distributions.

(3)           Until the first Remarketing Date following the Amendment Effective Date (as further described in Section x. hereof), distributions will be made at the rate of 6.30% (the “Initial Distribution Rate”) of the Liquidation Preference per Series A-1 Preferred Share or, if lower, at a rate equal to a pro rata share (determined with respect to the Aggregate Liquidation Preference of the Company’s Preferred Equity Interests) of the Company’s net income for the taxable year of the distribution (or, in the case of the January 31 distribution, the net income of the immediately preceding calendar year of the Company).  If the Board of Directors determines that the Company does not have sufficient funds to make a full quarterly distribution payment, it may declare a partial distribution and the unpaid portion of the distribution will accrue.

(4)           The amount of distributions payable for any period other than a full quarterly distribution period will be calculated on the basis of a 360-day year consisting of twelve 30-day months.  Distributions will be payable to the holders of record at the close of business on the record date set by the Board of Directors.  The record date will be the 15th day of the month (whether or not a Business Day) of the applicable distribution payment date.  The distribution for the period from and including July 1, 2009 through and including September 30, 2009, will be $31,500 per Series A-1 Preferred Share and will be payable on October 31, 2009, excluding distribution in the form of the the redemption payment described below.  After the payment of such initial distribution, distributions on the Series A-1 Preferred Shares will be payable quarterly on each January 31, April 30, July 31 and October 31.

(5)           As provided in Section 4.1(c) of this Operating Agreement, the Company will allocate and distribute Sale Gain recognized by the Company during the immediately preceding taxable year to the holders of the Series A-1 Preferred Shares.  Such Sale Gain will be allocated and distributed to holders of the Series A-1 Preferred Shares within 90 days after the end of the Company’s taxable year.

(6)           In the event of a Covered Judgment on any Covered Bond, the Company has the right to receive, as liquidated damages under the Intercompany Contribution Agreement, a payment from Municipal Mortgage & Equity, LLC equal to 66% of the taxable interest income recognized by the Company with respect to such Covered Bond.  To the extent of such payment, the Company shall distribute to each current and former holder of the Series A-1 Preferred Shares an amount equal to 66% of the taxable income recognized by such shareholder as a result of any Covered Judgment.  The right of current and former holders of the Series A-1 Preferred Shares and any Equity Interests that rank on parity with the Series A-1 Preferred Shares, after required payments to any holders of Equity Interests ranking senior thereto, to said payments shall be senior to any right to payment of the holders of common shares or any other Junior Equity Interests.  In the event that any payment from Municipal Mortgage & Equity, LLC is insufficient to pay the full amount due to the current and former holders of Series A-1 Preferred Shares, after required payments to the holders of any Senior Equity Interests, each such holder shall be entitled to payment in an amount equal to a proportionate share of the payment made by Municipal Mortgage & Equity, LLC in the same proportion as the taxable income recognized by such holder bears to the total amount of taxable income recognized by all such holders of Series A-1 Preferred Shares and Equity Interests that rank on parity with the Series A-1 Preferred Shares.

(43)        Redemption.

(1)           The Series A-1 Preferred Shares will not be redeemable by the Company prior to June 30, 2009.  On and after June 30, 2009, the Company may redeem the Series A-1 Preferred Shares, in whole but not in part, on a Remarketing Date or upon notice described in paragraph (3) below at any time.  The Company must redeem the Series A-1 Preferred Shares on June 30, 2049.  The Company may make partial redemptions of Series A-1 Preferred Shares after June 30, 2009 so long as it selects the Series A-1 Preferred Shares to be redeemed by lot.  In addition to the foregoing, until a remarketing of the Series A-1 Preferred Shares that is not a Failed Remarketing (as defined below) occurs, the Company shall partially redeem the Series A-1 Preferred Shares on each January 31, April 30, July 31 and October 31 (each, a “Partial Redemption Date”), having a Liquidation Preference equal to (i) 25% of the product of (A) 20.00% times (B) the Liquidation Preference outstanding on the Amendment Effective Date minus (ii) 25% of the product of (A) the Initial Distribution Rate times (B) the Liquidation Preference outstanding on the immediately preceding record date.  For the avoidance of doubt, the sum of distributions and redemptions in each fiscal year shall equal 20.00% of the aggregate Liquidation Preference outstanding on the Amendment Effective Date (or $400,000) and the redemption required on October 31, 2009 shall equal $68,500 per Series A-1 Preferred Share.  Until a remarketing of the Series A Preferred Shares that is not a Failed Remarketing occurs and assuming no other redemption of the Series A-1 Preferred Shares, redemptions described in the fifth sentence of this Section v.(1) will occur as set forth in Schedule A attached hereto.  In the event that a redemption is not made as provided in this Section v.(1) on any date, the amount of such unmade redemption shall cumulate and shall be made on the next Partial Redemption Date on which such redemption can be made.

(2)           The redemption price per share shall be the Liquidation Preference per share.

(3)           Not less than 45 nor more than 60 days prior to the date selected by the Company for redemption, the Company shall give notice of redemption by first class mail to the holders of record of the Series A-1 Preferred Shares to be redeemed.  The notice of redemption shall state the redemption date (the “Redemption Date”).

(4)           On each Redemption Date, the Company will pay in cash all accrued but unpaid distributions on each Series A-1 Preferred Share the Company redeems.  In the case of a Redemption Date falling after a distribution record date and prior to the related distribution payment date, the holders of redeemed Series A-1 Preferred Shares at the close of business on such record date will be entitled to receive the distribution payable on such shares on the corresponding distribution payment date, notwithstanding the redemption of such shares following such distribution record date.  Except as provided for in the preceding sentences, no payment or allowance will be made for accrued distributions on any Series A-1 Preferred Shares called for redemption.

(5)           On and after the date fixed for redemption, provided that the Company has made available at the office of the Transfer Agent an amount of cash to effect the redemption, distributions will cease to accrue on the Series A-1 Preferred Shares called for redemption (except as described in the preceding paragraph), such Series A-1 Preferred Shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease except the right to receive cash payable upon such redemption, without interest from the date of such redemption.  At the close of business on the Redemption Date, each holder of Series A-1 Preferred Shares to be redeemed (unless the Company defaults in the delivery of cash) will be, without any further action, deemed a holder of the amount of cash for which such Series A-1 Preferred Share is redeemable.

(44)        Liquidation.

(1)           In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the Company will only pay the balance of the Capital Accounts of the Preferred Shareholders attributable to the Series A-1 Preferred Shares, (which amounts, assuming the Company has sufficient assets, will be at least $2,000,000 per Series A-1 Preferred Share, plus, to the extent of the Company’s net income for the taxable year of the liquidation, dissolution or winding up of the Company, an amount equal to all distributions accrued but unpaid on the Series A-1 Preferred Shares and any accrued and unpaid distributions that were, pursuant to Section iv., payable out of net income with respect to any taxable year prior to the year of redemption or liquidation that have not been paid by the Company (the “Liquidation Preference”)).  Upon any liquidation, dissolution or winding up of the Company, to the extent the Company has distributed the Liquidation Preference, the holders of the Series A-1 Preferred Shares will have no further right to any payment in respect of accrued but unpaid distributions.

(2)           Until the holders of the Series A-1 Preferred Shares and all parity Equity Interests have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Equity Interests upon the liquidation, dissolution or winding up of the Company.  If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or the proceeds from the sale therefrom, distributable among the holders of Series A-1 Preferred Shares and Equity Interests that rank on parity with the Series A-1 Preferred Shares are insufficient to pay in full the Liquidation Preference (but not including accrued distributions), then such assets, or the proceeds therefrom, will be distributed among the holders of the Series A-1 Preferred Shares and any Equity Interests that rank on parity with the Series A-1 Preferred Shares ratably in accordance with the respective Capital Account balances of such holders.  Neither a consolidation or merger of the Company with another partnership or corporation, nor a sale or transfer of all or substantially all of the Company’s assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(45)        No Sinking Fund.  Except as otherwise provided in the fifth sentence of Section v.(1), the Series A-1 Preferred Shares will not benefit from any sinking fund or other similar obligation of the Company to redeem or retire the Series A-1 Preferred Shares.

(46)        Conversion.  The Series A-1 Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

(47)        Voting Rights.  The Series A-1 Preferred Shares shall not have any voting rights unless expressly required by this Operating Agreement or law and except that the affirmative vote or consent of the holders of at least a majority of the outstanding Series A-1 Preferred Shares then outstanding is required to amend, alter or repeal the terms of the Series A-1 Preferred Shares or of any provision of this Operating Agreement, including this Series Exhibit, that would adversely affect the powers, preferences, privileges or rights of the Series A-1 Preferred Shares, including (but not limited to) the provisions of this Operating Agreement that Market Discount on Investments of the Company and its Subsidiaries shall not be allocated to the holders of the Series A-1 Preferred Shares.  The affirmative vote or consent of the holders of a majority of the outstanding Series A-1 Preferred Shares is also required to issue, authorize or increase the amount of, or issue or authorize any Obligation or security convertible into or evidencing a right to purchase, any additional class or series of Equity Interests ranking senior to the Series A-1 Preferred Shares as to distributions or upon liquidation, or to reclassify any outstanding Equity Interests of the Company into such Senior Equity Interests.  No such vote will be required for the Company to take any such actions with respect to any shares ranking on parity with or junior to the Series A-1 Preferred Shares.

(48)        Remarketing.

(1)           On June 30, 2010 and each subsequent remarketing date (each such date a “Remarketing Date”), the Series A-1 Preferred Shares will be remarketed as provided in this Section x.  The Company will select from time to time a Remarketing Agent who will seek to remarket, on each such Remarketing Date, the Series A-1 Preferred Shares for which a Non-tender Notice has not been received at the lowest distribution rate (the “Reset Distribution Rate”) that would result in a resale of such Series A-1 Preferred Shares at a price equal to the Liquidation Preference thereof for the Reset Period.  The Company may give notice to the Remarketing Agent of any date at which the Series A-1 Preferred Shares will be remarketed and shall give notice of each Mandatory Remarketing Date (as defined below) at least 60 days prior to such Remarketing Date (the period between Remarketing Dates being a “Reset Period”), provided that the Company will remarket the Series A-1 Preferred Shares on June 30, 2010 and each anniversary thereof (each, a “Mandatory Remarketing Date”) unless and until a remarketing of the Series A-1 Preferred Shares that is not a Failed Remarketing occurs.  Subject to the Company’s right to redeem Series A-1 Preferred Shares as set out in Section v. above, each holder of the Series A-1 Preferred Shares will have the right to retain the Series A-1 Preferred Shares at the Reset Distribution Rate or to tender the Series A-1 Preferred Shares for purchase at a price equal to the Liquidation Preference of the Series A-1 Preferred Shares.

(2)           The Remarketing Agent will notify the holders of the Reset Distribution Rate no later than 10 days prior to each Remarketing Date.  All Series A-1 Preferred Shares are required to be tendered to the Remarketing Agent unless the holder has elected to retain his Series A-1 Preferred Shares by delivering to the Company a notice of non-tender (a “Non-tender Notice”) in the form attached to the Remarketing Agreement dated as of October 9, 2001 by and between the Company and Merrill Lynch, Pierce Fenner & Smith Incorporated not later than nine days prior to the Remarketing Date.  Except as set out in Paragraph (3) below in connection with a Failed Remarketing, from and after each Remarketing Date, the distribution rate on the Series A-1 Preferred Shares will be the Reset Distribution Rate for such Reset Period.

(3)           Neither the Company nor the Remarketing Agent shall have any obligation to purchase the Series A-1 Preferred Shares if the Remarketing Agent is not able to sell all of the Series A-1 Preferred Shares for which a Non-tender Notice has not been received on any Remarketing Date for a price equal to 100% of the Liquidation Preference thereof at a Reset Distribution Rate equal to or less than the rate set forth in the following sentence (such event is referred to herein as a “Failed Remarketing”).  In such event, the Reset Distribution Rate on all Series A-1 Preferred Shares, regardless of whether a Non-tender Notice was delivered for any particular Series A-1 Preferred Share, shall be set for a Reset Period ending one year after such Remarketing Date at two times the yield published on that date by Municipal Market Data for a non-callable high grade municipal bond maturing 15 years after such Remarketing Date (as set forth by Municipal Market Data or a successor or similar publication if Municipal Market Data ceases to publish such information) on the page entitled “MMD Yields 1-15 Yr,” under the heading “BAA” and in the row corresponding to the year 15 years after the Remarketing Date.  At the end of such one-year Reset Period, the Remarketing Agent shall conduct another remarketing using the same procedures provided for in this Section x.  If such remarketing or subsequent remarketing is another Failed Remarketing, the provisions of this paragraph (3) shall govern.  Notwithstanding the foregoing, this Section x.(3) shall not be applicable until after a successful remarketing and thereafter only in the event of a subsequent Failed Remarketing.

(4)           Notwithstanding any other provision of the Operating Agreement herein, the Reset Distribution Rate in effect as of and following the Amendment Effective Date shall be 6.30% and such Reset Distribution Rate shall continue to be in effect for all purposes until a remarketing of the Series A-1 Preferred Shares that is not a Failed Remarketing occurs.

(5)           For the avoidance of doubt, any default or consequence predicated on a failure to comply with this Section x. or any comparable provision of any Prior Series Exhibit or any purported “failed remarketing,” in each case arising prior to, or existing on, the Amendment Effective Date shall be waived and cease to be of any consequence following the Amendment Effective Date.

(49)        Transfer Restrictions.

(1)           Holders of the Series A-1 Preferred Shares may not offer, sell, pledge or otherwise transfer them except in compliance with the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable securities laws or pursuant to an exemption provided by Rule 144A.

(2)           Holders may not sell or transfer the Series A-1 Preferred Shares to any transferee in an amount that is less than $1,000,000 in aggregate Liquidation Preference (excluding, for these purposes, all distributions accrued but unpaid on the Series A-1 Preferred Shares), provided that such transfer shall not result in any holder owning less than $2,000,000 in aggregate Liquidation Preference.

(3)           Transfers of the Series A-1 Preferred Shares will not be permitted if a transfer would result in there being in excess of 100 holders (as determined in accordance with the Investment Company Act of 1940) of the Equity Interests in the Company or otherwise cause the Company to be subject to regulation under the Investment Company Act of 1940.

(50)        Covenants.

(1)           Tax-exempt interest.  The Company may only acquire or hold investments that the Company reasonably believes, based upon the opinion of nationally recognized counsel to the effect that, as of the original issuance date of such investment, all of the interest or distributions on such investment is excludable from gross income for federal income tax purposes and, in the case of short-term floating rate interests or similar equity interests in pass-through vehicles owning tax-exempt bonds that the tax-exempt nature of the income on the underlying tax-exempt bonds will be passed through to the Company; provided that, except for investments acquired by the Company from Municipal Mortgage & Equity, LLC prior to May 25, 2000 that had qualified opinions at the time of acquisition, none of these opinions may be qualified with respect to whether the investment (or the underlying investment in the case of a pass-through vehicle) represents indebtedness for federal income tax purposes.

(2)           Leverage.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, Incur any Obligation, except if (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company has declared and paid to the holders all accrued and unpaid distributions on the Series A-1 Preferred Shares and any Equity Interests that rank on parity with the Series A-1 Preferred Shares, and (iii) on the date of Incurrence of such Obligation, after giving effect to such Obligation the Leverage Ratio is less than .6 to 1.0.

For purposes of determining whether a Senior Investment Interest is an Obligation and the date of its Incurrence, any Senior Investment Interest treated as an Obligation herein that is purchased by the Company or one of its Subsidiaries shall cease to be treated as an Obligation as of the date of its acquisition.  At such time as all or any part of any Senior Investment Interest is sold or otherwise transferred for value to any Person other than the Company or one of its Subsidiaries, such Senior Investment Interest sold or transferred shall be treated as an Obligation Incurred on the date of such sale or transfer; provided that if such Senior Investment Interest sold or transferred is an Unsecured Senior Investment Interest, the Proportionate Amount of the par amount of such Unsecured Senior Investment Interests shall be treated as an Obligation Incurred on the date of such sale or transfer.

(3)         Limitation on Issuance of Preferred Equity Interests.  The Company will not issue any Preferred Equity Interests that are senior to the Series A-1 Preferred Shares without the consent of the holders of a majority of the Series A-1 Preferred Shares, as well as the affirmative vote or consent of the holder of a majority of the outstanding Series A Preferred Shares, then outstanding.  The Company will not issue any Preferred Equity Interests that are equal in rank to the Series A-1 Preferred Shares in the right to the payment of distributions or amounts payable in liquidation prior to the occurrence of a remarketing of the Series A-1 Preferred Shares that is not a Failed Remarketing.  Subsequent to such a successful remarketing, the Company will not issue any Preferred Equity Interests that are equal in rank to the Series A-1 Preferred Shares in the right to the payment of distributions or amounts payable in liquidation unless (i) after giving effect to such new issuance, the Aggregate Liquidation Preference of the Company’s Senior Equity Interests (including the Preferred Equity Interests to be issued if they are equal or senior in rank to the Series A-1 Preferred Shares) shall not be in excess of 25% of the sum of (without duplication) the Investment Value (including in such assets the net proceeds the Company expects to receive from any proposed issuance of Preferred Equity Interests) plus (A) the par amount of any Secured Senior Investment Interests not included in the Investment Value with respect to which the Company and its Subsidiaries own all of the subordinated interests relating thereto and (B) the Proportionate Amount of any Unsecured Senior Investment Interests not included in the Investment Value, less the Company’s Obligations; (ii) the Company has declared and paid all accrued and unpaid distributions on the Company's Senior Equity Interests to the respective holders thereof; and (iii) no Default or Event of Default shall have occurred and be continuing.  This section xii.(2) shall not prohibit, however, the issuance by the Company of Preferred Equity Interests that rank equal to the Series A-1 Preferred Shares to the extent that the proceeds thereof are used to redeem or repurchase any outstanding Senior Equity Interests at a price not in excess of the liquidation value thereof.

(4)         Limitation on Restricted Payments.  The Company will not make any Restricted Payment unless immediately after such Restricted Payment the Company would be permitted to otherwise Incur $1.00 of additional Obligations and issue $1.00 of additional Preferred Equity Interests under Sections xii.(2) and xii.(3) hereof.

(5)         Merger, Consolidation and Sale.  The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the property and assets of the Company and its Subsidiaries, taken as a whole, to any Person or Persons, unless:

(a)  either (x) the Company shall be the surviving or continuing Person or (y) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Subsidiaries substantially as an entirety (the “Surviving Person”) shall be a Person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume the performance and observance of every obligation and covenant of the Company under this Operating Agreement to be performed or observed on the part of the Company;

(b)  immediately after giving effect to such transaction, the Company or such surviving Person, as the case may be, could Incur at least $1.00 of additional Obligations and issue $1.00 of additional Preferred Equity Interests (provided, however, that if the Company is not the surviving person, all references to the Company and its Subsidiaries in the definitions used to determine the Leverage Ratio and the limitation on the ability to issue additional Preferred Equity Interests shall be to the Surviving Person and its Subsidiaries after giving effect to such transaction);

(c)  immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing; and

(d)  the Company receives an opinion from nationally recognized tax counsel to the effect that, after giving effect to such transaction, the Company or such surviving Person, as the case may be, will be classified as a partnership other than a publicly traded partnership taxable as a corporation within the meaning of Section 7704 of the Code, and not as an association taxable as a corporation, for federal income tax purposes.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company the Equity Interests of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(6)           Limitation on transactions with Affiliates.  Notwithstanding Section 8.1 of the Operating Agreement, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or Investment or the rendering of any service) with or for the benefit of any Affiliate or any officer, director or employee of the Company or any Subsidiary of the Company (each, an “Affiliate Transaction”), other than (x) Permitted Affiliate Transactions and (y) Affiliate Transactions on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than could reasonably be obtained at such time in a comparable transaction on an arm’s-length basis from an unaffiliated third party.

Any Affiliate Transaction, whether direct or indirect, involving aggregate payments or the transfer of other property interests with a fair market value in excess of $10.0 million shall be approved by the Independent Director or Directors of the Company, such approval to be evidenced by a resolution stating that such transaction complies with the provisions of this Section xii.(6).

(7)         Consent of independent director and bankruptcy.  The Company will have at least one director who otherwise is not, and has not been at any time during the preceding five years, an employee, affiliate, or any family member of an employee or affiliate of the Company or Municipal Mortgage & Equity, LLC or its affiliates.  The independent director must affirmatively approve any filing for bankruptcy, any consent by the Company to the appointment of a trustee or similar person over a substantial part of the Company's assets, any general assignment for the benefit of creditors or any admission by the Company of its inability to pay its debts generally.  The approval of the independent director will also be necessary for the adoption of any change in any provision of the Operating Agreement relating to the independent director.

(8)         Management of the Business and Affairs of the Company.  The Board of Directors manages the Company.  The Company shall engage only in business related to tax-exempt bonds and related Investments, maintain its books and records apart from any owner of the Company’s Equity Interests or any other Person (other than a Subsidiary) and act as an entity separate and independent from Municipal Mortgage & Equity, LLC.  Upon the transfer of any asset from Municipal Mortgage & Equity, LLC or any of its Subsidiaries to the Company, the Company will receive an opinion of counsel to the effect that such asset was transferred in a “true sale.”

(9)         Limitations on Distributions from Subsidiaries.  The Company will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any restriction on the ability of any Subsidiary of the Company to (a) pay or make distributions on or in respect of its Equity Interests; (b) make loans or advances or to pay any Obligation owed to the Company or any other Subsidiary of the Company; or (c) transfer any of its property or assets to the Company or any other Subsidiary of the Company, except for such restrictions existing under or by reason of: (1) applicable law; or (2) the Operating Agreement as in effect on October 2, 2001.  The foregoing shall not prohibit liens or encumbrances on, or custodial arrangements with respect to, property or assets of Subsidiaries.

(10)       Limitation on Investments.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, invest in any Investment other than Permitted Investments.  The Company will dispose of any Investment, the interest on which becomes taxable, for any reason, as promptly as commercially practicable.

(11)       Failure to Pay Distributions.  If the Company has not paid the equivalent of six consecutive quarterly distributions on the Series A-1 Preferred Shares at the then applicable Initial Distribution Rate or Reset Distribution Rates, the Company shall be required to have a majority of the members of the Board of Directors who are Independent Directors.  Any new Independent Directors taking office as a result of this provision shall take office within 45 days of the date on which the sixth consecutive quarterly unpaid distribution would be payable.

(12)       Bond defaults.  The Company will not, except with respect to a Covered Bond, in the event of a default occurring on any mortgage bond owned directly or indirectly by the Company or any of its Subsidiaries, take any action, or fail to enforce any remedies under the documents underlying the mortgage bonds, for more than a reasonable amount of time (not to exceed 60 days) without an opinion of counsel to the effect that such action or failure to enforce remedies will not adversely affect the excludability from gross income of interest on such defaulted bond.

(13)       Commercially reasonable efforts to settle claims on certain mortgage bonds with the IRS.  In the event the IRS investigates the tax-exempt status of a Covered Bond owned directly or indirectly by the Company or any of its Subsidiaries, the Company will use its commercially reasonable efforts to settle any claims with the IRS to avoid recognition by holders of Series A-1 Preferred Shares of taxable income on such bond retroactive to the date they acquired such Series A-1 Preferred Shares.

(14)       Interest subject to the Alternative Minimum Tax. Prior to the end of each fiscal quarter of the Company, the Company will provide to the holders of the Series A-1 Preferred Shares a good faith estimate of the maximum percentage of income to such holders expected to be subject to the alternative minimum tax during the next fiscal quarter.

(15)       Allocation of Market Discount. The Company will specially allocate Market Discount as taxable ordinary income to the holders of common shares.

(16)       Information and reporting.

(51)       The Company will notify the holders of Series A-1 Preferred Shares of the occurrence of any Default or Event of Default within five Business Days after becoming aware of it and will from time to time on reasonable request deliver to the holders of Series A-1 Preferred Shares a certificate confirming that no Default or Event of Default has occurred or setting out details of any Default or Event of Default and the action taken or proposed to be taken to remedy it;

(52)       The Company will keep, and ensure that each of its Subsidiaries will keep, proper books of account relating to its business; and

(53)       The Company will deliver to the holders of Series A-1 Preferred Shares the following:

(54)           within 100 days after the end of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, shareholder’s equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by auditors or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(55)           within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows showing the financial condition of the Company and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its financial officers as fairly presenting the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

(56)           concurrently with any delivery of financial statements under subparagraph (i) or (ii) above, a certificate of the accounting firm or financial officer of the Company opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(57)           within 55 days after the end of each fiscal quarter of the Company, a letter from counsel confirming that each of the quarter's investments was accompanied by an unqualified opinion with respect to the treatment of the investment as debt, as well as a report identifying each of the Company’s bonds and bond related investments, the value of each such investment (and the method of valuation), any investment that was more than 30 days in default at the end of the quarter, the allocations by state of interest derived from each investment, the average rent per unit for property underlying each investment and the percentage of the Company’s income for the preceding quarter that was subject to the alternative minimum tax;

(58)           within 31 days of the end of the Company’s fiscal year, a report detailing by state the tax-exempt interest earned during such fiscal year;  and within 55 days of the end of such fiscal year, a summary of the net operating income for such fiscal year for those properties that collateralize the Company’s investments;

(59)           within 60 days of the end of the Company’s fiscal year, a Form K-1 that shall, among other things, indicate the Preferred Shareholder’s allocation of Sale Gain;  and

(60)           any other information reasonably required for compliance with Rule 144A(4)(i) under the Securities Act of 1933, as amended.

(17)           Limitation on exchanges of investments between the Company and Municipal Mortgage & Equity, LLC.  The Company will not, and will not permit any of its Subsidiaries to, transfer any Investment or Investments to Municipal Mortgage & Equity, LLC in exchange for Investments (other than solely cash) unless the Investment Value of the Investment or Investments and cash received in exchange by the Company or its Subsidiaries is at least 110% of the Investment Value of the Investments given in exchange by the Company or its Subsidiaries; provided that, subsequent to the first successful remarketing of the Series A-1 Preferred Shares, the 110% requirement will apply only to the portion of any investments acquired that are not cash in an exchange in which the Company receives both cash and non-cash assets.  For purposes of this Section xii.(17) only, the Investment Value of an investment received by the Company shall be determined by applying the principles stated in clauses (i), (ii) and (iv) of the definition of Investment Value but replacing the Company with Municipal Mortgage & Equity, LLC.  Additionally, prior to such exchange, the Company will send notice by facsimile or first class mail to each holder of record of Series A-1 Preferred Shares.  Such notice shall state

(i)           that the notice is being sent pursuant to Section xii.(17) of the Series A-1 Series Exhibit to the Operating Agreement; and

(ii)           the Investment or Investments to be exchanged by the Company and Municipal Mortgage & Equity, LLC or their Subsidiaries and the Investment Value of each Investment involved in the exchange.

(61)        Waiver of Certain Covenants.  The Company and its Subsidiaries will not be required to comply with any term, provision or condition of the covenants, and with any other term, provision or condition with respect to the Series A-1 Preferred Shares (except for any term, provision or condition that could not be amended without the consent of all of the holders of the Series A-1 Preferred Shares), if before or after the time for such compliance, the holders of at least a majority of the Series A-1 Preferred Shares then outstanding waive compliance with the covenant or condition in that instance or generally.  Except to the extent waived, and until the waiver is effective, the obligations of the Company and its Subsidiaries in respect of such term, provision or  condition, shall remain in full force and effect.

(62)        Time Period to Cure and Remedies for Breaches of Covenants.  The Company shall have 60 days to correct any breach of the covenants or conditions described in this Series Exhibit and Operating Agreement defining the terms of the Series A-1 Preferred Shares before any holder of the Series A-1 Preferred Shares will have any claim against the Company.  Upon any breach of such covenants not cured within this time period, (i) the holders of the Series A-1 Preferred Shares will have a claim against the Company for violation of this Operating Agreement and (ii) the distribution rate on the Series A-1 Preferred Shares for any quarter in which such a breach has not been timely cured shall increase by .5% from the distribution rate, including for these purposes any previous adjustments required hereunder, in effect for the previous fiscal quarter; provided, however, that any adjustment pursuant to this Section xiv. shall not cause the distribution rate for the Series A-1 Preferred Shares to exceed by more than two percent (2%) (i) for the period ending on the Amendment Effective Date, the Initial Distribution Rate at issuance of the Series A-1 Preferred Shares and (ii) thereafter, the Reset Distribution Rate then in effect.

(63)        Independent Director so long as any Series A-1 Preferred Shares remain outstanding.

(1)           The Company shall maintain at least one Independent Director so long as any Series A-1 Preferred Shares remain outstanding.

(2)           Notwithstanding anything in this Operating Agreement to the contrary, the affirmative vote of the Independent Director shall be required for the Company to authorize (i) any of the matters specified below, (ii) any amendment of any provision of this Operating Agreement or this Series Exhibit relating to Independent Directors or (iii) any other actions or decisions under this Operating Agreement for this Series Exhibit for which the consent of the Independent Director is required.  In the event that the Independent Director resigns, or such position is otherwise vacated, no action requiring the affirmative vote of the Independent Director shall be taken until a successor Independent Director is appointed and such Independent Director approves such action.

Notwithstanding anything to the contrary set forth in this Operating Agreement, so long as any Series A-1 Preferred Shares remain outstanding and are not discharged in full, the prior written consent of all Directors, including the Independent Director, shall be required for the Company to:

(64)           file or consent to a voluntary petition or otherwise initiate proceedings for the Company to be adjudicated bankrupt or insolvent or seeking an order for relief as a debtor under the Bankruptcy Code or file or consent to the filing of, or cause the filing of, any petition seeking any composition, bankruptcy, reorganization, readjustment, liquidation, dissolution or similar relief for the Company under any applicable state or federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency or other relief for debtors; or

(65)           seek or consent to the appointment of a trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the properties and assets of the Company; or

(66)           make or consent to any general assignment for the benefit of creditors; or

(67)           admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt; or

(68)           take any action in furtherance of any such action; or

(69)           cause or permit the Shareholders to take any of the actions enumerated in clauses (a) through (e) above.

(70)       Management of the business and affairs of the Company so long as any Series A-1 Preferred Shares remain outstanding.  So long as any Series A-1 Preferred Shares remain outstanding and are not discharged in full, the Directors shall manage the business and affairs of the Company so that, except as the majority of the holders of the Series A-1 Preferred Shares then outstanding may otherwise agree from time to time in writing, the Company shall not:

(1)           engage in any business or activity other than acquiring, holding, investing in, disposing of and otherwise dealing with bonds and other obligations secured by multifamily housing developments and other interests that are expected to produce tax-exempt interest income;

(2)           fail to maintain its records, books of account and bank accounts separate and apart from those of its Shareholders and any other Person or entity;

(3)           have its assets listed on the financial statements of any other entity without indicating that the assets are owned by the Company;

(4)           commingle its assets with the assets of any of its Shareholders or of any other Person or entity;

(5)           fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or Person or to conduct its business solely in its own name;

(6)           fail to file its own tax returns, to the extent such returns are required to be filed;

(7)           fail to pay its debts and liabilities only out of its own assets;

(8)           fail to preserve its existence as an entity duly organized and validly existing under the laws of the jurisdiction of its formation, or otherwise fail to observe all its limited liability company and other organizational formalities;

(9)           enter into any contract or agreement with any Shareholder or Affiliate of the Company or a Shareholder, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arms-length basis with unaffiliated third parties and except for the Investment Services Agreement, dated May 17, 1999, between the Company and Municipal Mortgage & Equity, LLC and the Intercompany Contribution Agreements;

(10)           fail to maintain a sufficient number of employees in light of its contemplated business operations or fail to pay the salaries of its own employees only from its own funds;

(11)           Incur any debt, secured or unsecured, direct or contingent (including guaranteeing any debt or Obligation of any Person, except in the ordinary course of its business);

(12)           hold itself out to be responsible for the debts of another Person;

(13)           own any Subsidiary (except for MMA Credit Enhancement I, LLC; Municipal Mortgage Investments, LLC; Municipal Mortgage Investments II, LLC; and MMACap, LLC) or make any Investment in, any Person or entity, or otherwise acquire the obligations or securities of its Shareholders or their Affiliates, except for Permitted Investments;

(14)           fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(15)           fail to use separate stationery, invoices and checks bearing its own name;

(16)           pledge its assets for the benefit of any other Person or entity without consideration therefor;

(17)           fail to correct any known misunderstandings regarding the separate identity of the Company from that of any Shareholder, affiliate thereof or any other Person;

(18)           fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(19)           share any common logo with or hold itself out as a department or division of (a) any Shareholder or Affiliate of the Company, (b) any Affiliate of a Shareholder or (c) any other Person or entity;

(20)           without the unanimous affirmative vote of each of the Shareholders, file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors;

(21)           merge into or consolidate with any Person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, except as otherwise permitted under this Series Exhibit with respect to the Series A-1 Preferred Shares and this Operating Agreement;

(22)           fail to have at least one Independent Director;

(23)           take such other actions that are patently contrary to the factual assumptions set forth in, and forming the basis of, the legal opinions of counsel to the Company, relating to the issue of substantive consolidation which have or are expected to be issued in connection with transactions contemplated by this Operating Agreement; or

(24)           cause or, to the extent within the control of the Company, permit any Shareholder to take any  actions which would contravene the preceding clauses (1) through (23);

The foregoing clauses (1) through (24), inclusive, should be interpreted in conjunction with the covenants in Section xii. hereof.  To the extent that actions permitted hereunder are otherwise limited under the provisions of Section xii. the Company shall comply with the limitations of such Section xii. notwithstanding the provisions hereof.

SCHEDULE A

Distribution Date	Distributions	Redemptions	Outstanding Liquidation Preference of the Series A-1 Preferred Shares	Outstanding Liquidation Preference per Series A-1 Preferred Share	Fractional Shares Outstanding per Series A-1 Preferred Share
			$16,000,000.00	$2,000,000.00	1.0000
10/31/2009	$252,000.00	$548,000.00	$15,452,000.00	$1,931,500.00	0.9658
1/31/2010	$243,369.00	$556,631.00	$14,895,369.00	$1,861,921.13	0.9310
4/30/2010	$234,602.06	$565,397.94	$14,329,971.06	$1,791,246.38	0.8956
7/31/2010	$225,697.04	$574,302.96	$13,755,668.11	$1,719,458.51	0.8597
10/31/2010	$216,651.77	$583,348.23	$13,172,319.88	$1,646,539.98	0.8233
1/31/2011	$207,464.04	$592,535.96	$12,579,783.92	$1,572,472.99	0.7862
4/30/2011	$198,131.60	$601,868.40	$11,977,915.51	$1,497,239.44	0.7486
7/31/2011	$188,652.17	$611,347.83	$11,366,567.68	$1,420,820.96	0.7104
10/31/2011	$179,023.44	$620,976.56	$10,745,591.12	$1,343,198.89	0.6716
1/31/2012	$169,243.06	$630,756.94	$10,114,834.18	$1,264,354.27	0.6322
4/30/2012	$159,308.64	$640,691.36	$9,474,142.82	$1,184,267.85	0.5921
7/31/2012	$149,217.75	$650,782.25	$8,823,360.57	$1,102,920.07	0.5515
10/31/2012	$138,967.93	$661,032.07	$8,162,328.50	$1,020,291.06	0.5101
1/31/2013	$128,556.67	$671,443.33	$7,490,885.17	$936,360.65	0.4682
4/30/2013	$117,981.44	$682,018.56	$6,808,866.62	$851,108.33	0.4256
7/31/2013	$107,239.65	$692,760.35	$6,116,106.27	$764,513.28	0.3823
10/31/2013	$96,328.67	$703,671.33	$5,412,434.94	$676,554.37	0.3383
1/31/2014	$85,245.85	$714,754.15	$4,697,680.79	$587,210.10	0.2936
4/30/2014	$73,988.47	$726,011.53	$3,971,669.26	$496,458.66	0.2482
7/31/2014	$62,553.79	$737,446.21	$3,234,223.05	$404,277.88	0.2021
10/31/2014	$50,939.01	$749,060.99	$2,485,162.07	$310,645.26	0.1553
1/31/2015	$39,141.30	$760,858.70	$1,724,303.37	$215,537.92	0.1078
4/30/2015	$27,157.78	$772,842.22	$951,461.15	$118,932.64	0.0595
7/31/2015	$14,985.51	$785,014.49	$166,446.66	$20,805.83	0.0104
10/31/2015	$2,621.53	$166,446.66	$0.00	$0.00	0.0000